Exhibit 2.1
EXECUTION COPY

SEPARATION AND DISTRIBUTION AGREEMENT
by and among
TEMPLE-INLAND INC.,
FORESTAR REAL ESTATE GROUP INC.,
and
GUARANTY FINANCIAL GROUP INC.

Dated as of December 11, 2007

i

Schedule 1.1(39)	Exclusive Forestar Contingent Gain
Schedule 1.1(40)	Exclusive Forestar Contingent Liability
Schedule 1.1(41)	Exclusive Guaranty Contingent Gain
Schedule 1.1(42)	Exclusive Guaranty Contingent Liability
Schedule 1.1(43)	Exclusive Temple-Inland Contingent Gain
Schedule 1.1(44)	Exclusive Temple-Inland Contingent Liability
Schedule 1.1(47)(v)	Financial Services Assets
Schedule 1.1(47)(viii)(A)	Assets Not Considered Financial Services Assets
Schedule 1.1(49)(vi)	Financial Services Contracts
Schedule 1.1(50)(i)	Financial Services Liabilities
Schedule 1.1(50)(v)	Financial Services Liabilities Related to Indebtedness
Schedule 1.1(50)(vi)	Financial Services Actions
Schedule 1.1(50)(viii)	Financial Services Guarantees
Schedule 1.1(50)(ix)(A)	Liabilities Not Considered Financial Services Liabilities
Schedule 1.1(65)	Forestar Group
Schedule 1.1(87)	Guaranty Group
Schedule 1.1(120)(v)	Real Estate Assets
Schedule 1.1(120)(viii)(A)	Assets Not Considered Real Estate Assets
Schedule 1.1(122)(vi)	Real Estate Contracts

Schedule 1.1(123)(i)	Real Estate Liabilities
Schedule 1.1(123)(v)	Real Estate Liabilities Related to Indebtedness
Schedule 1.1(123)(vi)	Real Estate Actions
Schedule 1.1(123)(viii)	Real Estate Guarantees
Schedule 1.1(123)(ix)(A)	Liabilities Not Considered Real Estate Liabilities
Schedule 1.1(131)(v)	Retained Business Assets
Schedule 1.1(131)(viii)(A)	Assets Not Considered Retained Business Assets
Schedule 1.1(132)(vi)	Retained Business Contracts
Schedule 1.1(133)(i)	Retained Business Liabilities
Schedule 1.1(133)(v)	Retained Business Liabilities Related to Indebtedness
Schedule 1.1(133)(vi)	Retained Business Actions
Schedule 1.1(133)(viii)	Retained Business Guarantees
Schedule 1.1(133)(ix)(A)	Liabilities Not Considered Retained Business Liabilities
Schedule 1.1(164)(iii)	Unallocated Liabilities
Schedule 2.4(b)	Intercompany Accounts to Remain Outstanding
Schedule 2.5(a)(i)	Forestar Accounts
Schedule 2.5(a)(ii)	Guaranty Accounts
Schedule 2.5(b)	Temple-Inland Accounts
Schedule 2.6(b)	Non-Terminated Intercompany Contracts
Schedule 2.11(a)	Forestar Removal of Guarantees
Schedule 2.11(b)	Guaranty Removal of Guarantees
Schedule 2.11(c)	Temple-Inland Removal of Guarantees
Schedule 3.5	Forestar Borrowing Amount
Schedule 4.6(f)	Regulatory Approvals
Schedule 9.3(c)	List of Potential Arbitrators
Schedule 11.5(b)	Advisors Whose Fees Are to be Paid by Temple-Inland
Exhibits

Exhibit A	Reorganization Actions
Exhibit B	Employee Matters Agreement
Exhibit C	Tax Matters Agreement
Exhibit D	Master Transition Services Agreement

v

SEPARATION AND DISTRIBUTION AGREEMENT
          SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of December 11, 2007, by and among Temple-Inland Inc., a Delaware corporation (“Temple-Inland”), Forestar Real Estate Group Inc., a Delaware corporation (“Forestar”), and Guaranty Financial Group Inc., a Delaware corporation (“Guaranty”). Each of Temple-Inland, Forestar and Guaranty is sometimes referred to herein as a “Party” and collectively, as the “Parties”.
R E C I T A L S:
          WHEREAS, Temple-Inland, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Real Estate Business, (ii) the Financial Services Business and (iii) the Retained Business;
          WHEREAS, the board of directors of Temple-Inland has determined that it is appropriate, desirable and in the best interests of Temple-Inland and its stockholders to separate Temple-Inland into three independent companies (the “Separation”), one for each of: (i) the Real Estate Business, which shall be owned and conducted, directly or indirectly, by Forestar, (ii) the Financial Services Business, which shall be owned and conducted, directly or indirectly, by Guaranty, and (iii) the Retained Business which shall continue to be owned and conducted, directly or indirectly, by Temple-Inland;
          WHEREAS, in order to effect the Separation, the Parties and their Subsidiaries will enter into a series of transactions whereby certain assets of Temple-Inland and its Affiliates will be reorganized (the “Reorganization”) such that (i) Temple-Inland and/or one or more members of the Temple-Inland Group will, collectively, own all of the Retained Business Assets and Assume (or retain) all of the Retained Business Liabilities, (ii) Forestar and/or one or more members of the Forestar Group will, collectively, own all of the Real Estate Assets and Assume (or retain) all of the Real Estate Liabilities, and (iii) Guaranty and/or one or more members of the Guaranty Group will, collectively, own all of the Financial Services Assets and Assume (or retain) all of the Financial Services Liabilities;
          WHEREAS, following the Reorganization and the Separation, Temple-Inland intends to distribute to the holders of Temple-Inland Common Stock on a pro rata basis (in each case without consideration being paid by such stockholders) (i) all of the issued and outstanding shares of common stock of Forestar, $1.00 par value per share (the “Forestar Common Stock”), and (ii) all of the issued and outstanding shares of common stock, $1.00 par value per share, of Guaranty (the “Guaranty Common Stock”) (such transactions, including the Reorganization, the Separation and the Distributions, as they may be amended or modified in accordance with the terms and subject to the conditions of this Agreement from time to time, collectively, the “Plan of Separation”);
          WHEREAS, in connection with the Plan of Separation, Forestar shall, subject to the terms and provisions of this Agreement, enter into a credit facility providing for both revolving and term loan borrowings, a portion of the proceeds of which shall be used to repay to Temple-Inland certain intercompany debt of Forestar;

          WHEREAS, it is the intention of the Parties that each of the contributions of Assets to, and the Assumption of Liabilities by, Forestar and Guaranty, together with the corresponding distributions of all of the Forestar Common Stock and the Guaranty Common Stock, respectively, qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);
          WHEREAS, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the U.S. Treasury Regulations with respect to (i) the contribution of Assets to, and Assumption of Liabilities by, Forestar, together with the corresponding distribution of Forestar Common Stock and (ii) the contribution of Assets to, and Assumption of Liabilities by, Guaranty, together with the corresponding distribution of Guaranty Common Stock;
          WHEREAS, it is the intention of the Parties that the distribution of each of the Forestar Common Stock and the Guaranty Common Stock to the stockholders of Temple-Inland will qualify as a tax-free distribution to such stockholders within the meaning of Section 355(a) of the Code;
          WHEREAS, it is the intention of the Parties that the contribution of certain land and other property from TIN Inc., a Delaware corporation and wholly-owned subsidiary of Temple-Inland, to Forestar will qualify under Section 351(a) of the Code;
          WHEREAS, this Agreement sets forth the plan of reorganization and the process by which each of the Real Estate Business, the Financial Services Business, and the Retained Business will be reorganized and separated and, thereafter, all of the issued and outstanding shares of each of Forestar Common Stock and Guaranty Common Stock will be distributed to holders of Temple-Inland Common Stock; and
          WHEREAS, the Board of Directors of Temple-Inland has (i) determined that the Plan of Separation and the other transactions contemplated by this Agreement and the Ancillary Agreements are appropriate, desirable and in the best interests of Temple-Inland and its stockholders and (ii) approved this Agreement and each of the Ancillary Agreements.
          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
          Section 1.1 General.
          As used in this Agreement, the following terms shall have the following meanings:
     (1) “2007 Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.2(a)(i).

     (2) “Action” shall mean any demand, action, claim, charge, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any Governmental Entity or in any arbitration or mediation.
     (3) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common.
     (4) “Agreement” shall have the meaning set forth in the preamble hereto.
     (5) “Agreement Disputes” shall have the meaning set forth in Section 9.1(a).
     (6) “Allocable Portion of Insurance Proceeds” shall have the meaning set forth in Section 10.4(c).
     (7) “Allocable Share of the Deductible” shall have the meaning set forth in Section 10.4(d).
     (8) “Allocated Percentage” means the Forestar Percentage, the Guaranty Percentage, or the Temple-Inland Percentage, as the case may be.
     (9) “Amended Financial Report” shall have the meaning set forth in Section 5.2(b).
     (10) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Employee Matters Agreement, the Tax Matters Agreement and the Transition Services Agreement.
     (11) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including (but not limited to) the following:
          (i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;
          (ii) all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, rolling stock, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property;

          (iii) all inventories of products, goods, materials, parts, raw materials and supplies;
          (iv) all interests in and rights with respect to real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
          (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;
          (vi) all Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;
          (vii) all deposits, letters of credit and performance and surety bonds;
          (viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;
          (ix) all Intellectual Property;
          (x) all Software;
          (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
          (xii) all prepaid expenses, trade accounts and other accounts and notes receivables;
          (xiii) all rights under Contracts, all claims or rights against any Person, choses in action or similar rights whether sounding in tort, contract or otherwise, whether accrued or contingent;
          (xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

          (xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;
          (xvi) all cash or cash equivalents, bank accounts, brokerage accounts, lock boxes and other third-party deposit arrangements; and
          (xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.
     (12) “Assume” shall have the meaning set forth in Section 2.3; and the terms “Assumed” and “Assumption” shall have their correlative meanings.
     (13) “Audited Party” shall have the meaning set forth in Section 5.2(a)(ii).
     (14) “Benefit Plan” shall have the meaning set forth in the Employee Matters Agreement.
     (15) “Business” shall mean the Retained Business, the Real Estate Business or the Financial Services Business, as applicable.
     (16) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in the city of New York, New York.
     (17) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture, unincorporated associations, trust for a business purpose, or other entity which may legally hold title to Assets.
     (18) “Claims Administration” shall mean the processing of Insured Claims, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.
     (19) “Code” shall have the meaning set forth in the recitals hereto.
     (20) “Commission” shall mean the United States Securities and Exchange Commission.
     (21) “Confidential Information” shall mean any and all of the following information in written, oral, electronic or other tangible or intangible form, without regard to whether the information is subject to being copyrighted or patented:
          (i) all information that is a trade secret under applicable trade secret or other Law or is required to be maintained in confidence by any Law or under any Contract;
          (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, methodologies, designs, sketches, photographs, graphs, drawings, samples, models, inventions and ideas, improvements, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;
          (iii) all information concerning any Business and its affairs (which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, client and customer lists and files, Contracts, the names and backgrounds of key employees and personnel training techniques and materials, however documented, and other similar financial, business or employee information);
          (iv) communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding; and
          (v) all notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing subparts (i) – (iv).
     (22) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person, other than a Governmental Entity.
     (23) “Contingent Claim Committee” means a committee that shall be established in accordance with Section 6.4.
     (24) “Contingent Gain” means any claim or other right, other than claims or rights related to Taxes (which are governed by the Tax Matters Agreement), of Temple-Inland, Forestar, Guaranty or any of their respective Affiliates, whenever arising, against any Person other than a Person released or intended to be released from a claim or other right under Section 7.1 and to the extent that:
          (i) such claim or other right has accrued as of the Relevant Time (based on then existing Law); and
          (ii) the existence or scope of the obligation of such other Person as of the Relevant Time with respect to such claim or other right was not acknowledged, fixed or determined due to a dispute or other uncertainty as of the Relevant Time or as a result of the failure of such claim or other right to have been discovered or asserted as of the Relevant Time (it being understood that the existence of any pending, threatened or contemplated Action (or any contingent Asset reflected in the consolidated financial statements in accordance with generally accepted accounting principles as applied in the U.S.) as of the Relevant Time with respect to any claim or other right shall not be sufficient for such claim or other right to be considered acknowledged, fixed or determined).
          For purposes of this definition and Section 1.1(25), “accrued” shall mean that all of the elements necessary for the assertion of a claim with respect to such matter shall have occurred on or prior to the Relevant Time, such that the claim, had it been asserted in an Action on or prior to the Relevant Time, would not be dismissed by a court for lack of ripeness or similar grounds.
          The Parties agree that no claim or other right relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Relevant Time shall be deemed to be a Contingent Gain.
          Notwithstanding the foregoing, none of
          (A) any Insurance Proceeds, or
          (B) any reversal of any litigation or other reserve for accounting purposes shall be deemed to be a Contingent Gain.
     (25) “Contingent Liability” means any Liability, other than Liabilities for Taxes (which are governed by the Tax Matters Agreement) and Liabilities for any Benefit Plans (which are governed by the Employee Matters Agreement), of Temple-Inland, Forestar or Guaranty or any of their respective Affiliates, whenever arising, to any Person unless that Person has released or the Liability to that Person is intended to be released under Section 7.1, if and to the extent that:
          (i) such Liability has accrued as of the Relevant Time (based on then existing Law); and
          (ii) the existence or scope of the obligation of Forestar, Guaranty or Temple-Inland or any of their respective Affiliates as of the Relevant Time with respect to such Liability was not acknowledged, fixed or determined due to a dispute or other uncertainty as of the Relevant Time or as a result of the failure of such Liability to have been discovered or asserted as of the Relevant Time (it being understood that the existence of any Action pending, threatened or contemplated or other reserve for accounting purposes as of the Relevant Time with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined).
          The Parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Relevant Time shall be deemed to be a Contingent Liability.

     (26) “Contract” shall mean any agreement, license, contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking (whether written or oral and whether express or implied).
     (27) “Conveyancing and Assumption Instruments” shall mean, collectively, the various written Contracts and other documents entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Tax Matters Agreement, the Employee Matters Agreement and the Transition Services Agreement, each of which shall be in such form and dated as of such date as the applicable Parties thereto shall reasonably agree).
     (28) “CPR” shall have the meaning set forth in Section 9.2.
     (29) “Date of this Agreement” shall mean the last date of execution by the Parties to this Agreement as shown on the signature page(s) hereto.
     (30) “D&O Tail Policies” shall have the meaning set forth in Section 10.2(a).
     (31) “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) filed with the Commission prior to the Relevant Time by or on behalf of any Party or any of its Subsidiaries and also includes any information statement, prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the transfer or distribution of any security of such Party or any of its Subsidiaries.
     (32) “Dispute Notice” shall have the meaning set forth in Section 9.1(b).
     (33) “Distribution Agent” shall mean Computershare Trust Company, N.A., as distribution agent.
     (34) “Distributions” shall mean, collectively, the Forestar Distribution and the Guaranty Distribution.
     (35) “Effective Time” shall mean 12:01 a.m., Central Standard Time, on the earlier to occur of the Forestar Distribution Date or the Guaranty Distribution Date (it being understood for the avoidance of doubt that, if the Forestar Distribution Date and Guaranty Distribution Date are the same date, then the Effective Time shall be 12:01 a.m., Central Standard Time, on such date).
     (36) “Employee Matters Agreement shall mean the Employee Matters Agreement by and among Temple-Inland, Forestar and Guaranty, dated as of the date hereof and substantially in the form attached as Exhibit B hereto.
     (37) “Excess Payment” shall have the meaning set forth in Section 6.7(b).

     (38) “Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.
     (39) “Exclusive Forestar Contingent Gain” means any Contingent Gain if such Contingent Gain primarily relates to the Real Estate Business, including the matters listed or described on Schedule 1.1(39), or if such Contingent Gain is expressly assigned to Forestar pursuant to this Agreement or any Ancillary Agreement.
     (40) “Exclusive Forestar Contingent Liability” means any Contingent Liability if such Contingent Liability primarily relates to the Real Estate Business, including the matters listed or described on Schedule 1.1(40), or if such Contingent Liability is expressly assigned to Forestar pursuant to this Agreement or any Ancillary Agreement.
     (41) “Exclusive Guaranty Contingent Gain” means any Contingent Gain if such Contingent Gain primarily relates to the Financial Services Business, including the matters listed or described on Schedule 1.1(41), or if such Contingent Gain is expressly assigned to Guaranty pursuant to this Agreement or any Ancillary Agreement.
     (42) “Exclusive Guaranty Contingent Liability” means any Contingent Liability if such Contingent Liability primarily relates to the Financial Services Business, including the matters listed or described on Schedule 1.1(42), or if such Contingent Liability is expressly assigned to Guaranty pursuant to this Agreement or any Ancillary Agreement.
     (43) “Exclusive Temple-Inland Contingent Gain” means any Contingent Gain if such Contingent Gain primarily relates to the Retained Business, including the matters listed or described on Schedule 1.1(43), or if such Contingent Gain is expressly assigned to Temple-Inland pursuant to this Agreement or any Ancillary Agreement.
     (44) “Exclusive Temple-Inland Contingent Liability” means any Contingent Liability if such Contingent Liability primarily relates to the Retained Business, including the matters listed or described on Schedule 1.1(44), or if such Contingent Liability is expressly assigned to Temple-Inland pursuant to this Agreement or any Ancillary Agreement.
     (45) “Fiduciary Tail Policies” shall have the meaning set forth in Section 10.2(b).
     (46) “Final Distribution Date” shall mean the last to occur of the Guaranty Distribution Date or the Forestar Distribution Date; provided, that in the event that Temple-Inland makes a public announcement that its board of directors has determined that the shares of either Guaranty or Forestar shall not be distributed by Temple-Inland to its stockholders, then the “Final Distribution Date” shall be the date of the last Distribution to be made by Temple-Inland to its stockholders as contemplated by the Plan of Separation, as so amended.
     (47) “Financial Services Assets” shall mean:
          (i) the ownership interests (to the extent held by Temple-Inland, Forestar, Guaranty or any of their respective Affiliates immediately prior to the Relevant Time) in each member of the Guaranty Group (other than shares of capital stock to be distributed in the Guaranty Distribution);

          (ii) all Financial Services Contracts, any rights or claims of Temple-Inland, Forestar, or Guaranty or any of their respective Affiliates, arising thereunder, and any other rights or claims or contingent rights or claims of Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates, primarily relating to or arising from any other Financial Services Asset or the Financial Services Business;
          (iii) all Assets owned, leased or held by Temple-Inland, Forestar, Guaranty or any of their respective Affiliates immediately prior to the Relevant Time that are used primarily in the Financial Services Business, including inventory, accounts receivable, goodwill facilities and equipment;
          (iv) subject to ARTICLE X, any rights of any member of the Guaranty Group under any Financial Services Policies and any Financial Services Shared Policies to the extent related to the Financial Services Business;
          (v) the Assets listed or described on Schedule 1.1(47)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or Transferred to, any member of the Guaranty Group;
          (vi) any Exclusive Guaranty Contingent Gain;
          (vii) all Guaranty Accounts, and, subject to the provision of Section 2.5, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Relevant Time; and
          (viii) any collateral securing any Financial Services Liability or a Liability of a Venture of a member of the Guaranty Group immediately prior to the Relevant Time.
     Notwithstanding the foregoing, the Financial Services Assets shall not in any event include:
               (A) the Assets listed or described on Schedule 1.1(47)(viii)(A); or
               (B) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by or Transferred to, any member of the Temple-Inland Group or Forestar Group, including any Exclusive Temple-Inland Contingent Gain or Exclusive Forestar Contingent Gain.
     (48) “Financial Services Business” shall mean:
          (i) the financial services business unit of Temple-Inland, which does business primarily through the Guaranty Group or through any Venture by a member of the Guaranty Group, and includes providing commercial and retail banking and related services and providing insurance and related services;

          (ii) any other business, operations, or assets where such business was conducted primarily through the use of the Financial Services Assets prior to the Relevant Time; and
          (iii) the businesses and operations of Business Entities acquired or established by or for any member of the Guaranty Group after the Date of this Agreement;
provided, however, the Financial Services Business shall not in any event include (a) the claims management function previously performed by Guaranty Insurance Services Inc. or Sunbelt Insurance Company or (b) any operation, business or asset expressly included in the Real Estate Business or Retained Business pursuant to this Agreement.
     (49) “Financial Services Contracts” shall mean the following Contracts to which Temple-Inland or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Temple-Inland Group or the Forestar Group to Guaranty or any member of the Guaranty Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Temple-Inland Group or the Forestar Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:
          (i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Guaranty Group;
          (ii) any Contract that relates primarily to the Financial Services Business;
          (iii) any Contract representing capital or operating equipment lease obligations of facilities or equipment primarily used by any member of the Guaranty Group;
          (iv) any Contract or part thereof, that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by or Transferred to, any member of the Guaranty Group;
          (v) any guarantee, indemnity, representation or warranty of or in favor of any member of the Guaranty Group; and
          (vi) the Contracts listed or described on Schedule 1.1(49)(vi).
     (50) “Financial Services Liabilities” shall mean:
          (i) the Liabilities listed or described on Schedule 1.1(50)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Guaranty Group;

          (ii) any and all Liabilities of Temple-Inland, Forestar, Guaranty or any of their respective Affiliates, primarily relating to, arising out of or resulting from:
               (A) the operation or conduct of the Financial Services Business, as conducted at any time prior to, on or after the Relevant Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Temple-Inland, Forestar, Guaranty or any of their respective Affiliates with respect to the Financial Services Business (whether or not such act or failure to act is or was within such Person’s authority));
               (B) the operation or conduct of any business conducted by any member of the Guaranty Group at any time after the Relevant Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Guaranty, or any of its Affiliates after the Relevant Time (whether or not such act or failure to act is or was within such Person’s authority)); or
               (C) any Financial Services Business or any Financial Services Assets, whether arising before, on or after the Relevant Time;
          (iii) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested Business Entity, business, real property, Asset or operation formerly and primarily owned or managed by any member of the Guaranty Group or any Financial Services Business, provided any Liability related to, arising out of or resulting from a business or Assets Transferred to a member of another Group before the Relevant Time is excluded;
          (iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:
               (A) Disclosure Documents (including the Guaranty Form 10 and the Guaranty Information Statement), except to the extent specifically enumerated as a Retained Business Liability in Section 1.1(133);
               (B) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of or result from matters related to businesses, operations, Assets or Liabilities allocated to Guaranty in the Plan of Separation pursuant to this Agreement; or
               (C) any Guaranty Disclosure;
          (v) any and all Liabilities, including those Liabilities listed on Schedule 1.1(50)(v), relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of any member of the Guaranty Group (whether incurred prior to, on or after the Relevant Time);

          (vi) any and all Liabilities relating to, arising out of or resulting from any Action listed or described on Schedule 1.1(50)(vi);
          (vii) any Exclusive Guaranty Contingent Liability;
          (viii) any and all Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(50)(viii); and
          (ix) any and all obligations of an insured Person under each Financial Services Policy and each Shared Policy to the extent related to or arising out of the Financial Services Business.
     Notwithstanding anything to the contrary herein, the Financial Services Liabilities shall not include:
               (A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Forestar Group or the Temple-Inland Group, including any Liabilities set forth on Schedule 1.1(50)(ix)(A);
               (B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service of Guaranty Employees, which shall be exclusively governed by the Employee Matters Agreement;
               (C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement; and
               (D) any Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(123)(viii) or 1.1(133)(viii).
For the avoidance of doubt, no Liability shall be a Financial Services Liability solely as a result of Guaranty or any other member of the Guaranty Group being named as party to, or in, any Action.
     (51) “Financial Services Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Temple-Inland or any Subsidiary of Temple-Inland, which relate exclusively to the Financial Services Business and which Policies are either maintained by Guaranty or a member of the Guaranty Group or assignable to Guaranty or a member of the Guaranty Group.
     (52) “Financial Services Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Temple-Inland or any Subsidiary of Temple-Inland which relate to the Financial Services Business, other than Financial Services Policies.

     (53) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of a hostile takeover offer, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.
     (54) “Forestar” shall have the meaning set forth in the preamble hereto.
     (55) “Forestar Accounts” shall have the meaning set forth in Section 2.5(a).
     (56) “Forestar Borrowing Amount” shall have the meaning set forth in Section 3.5.
     (57) “Forestar Common Stock” shall have the meaning set forth in the recitals hereto.
     (58) “Forestar Credit Facilities” shall mean the credit facilities and related Contracts to be entered into by one or more members of the Forestar Group on or prior to the Forestar Distribution Date in connection with the Plan of Separation.
     (59) “Forestar Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to:
(A) the Commission,
(B) any other Governmental Entity, or
(C) holders of any securities of any member of the Forestar Group, on or after the Relevant Time by or on behalf of any member of the Forestar Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).
     (60) “Forestar Distribution” shall mean the distribution on the Forestar Distribution Date to holders of record of shares of Temple-Inland Common Stock as of the Forestar Distribution Record Date of the Forestar Common Stock owned by Temple-Inland on the basis of one share of Forestar Common Stock for every three outstanding shares of Temple-Inland Common Stock.
     (61) “Forestar Distribution Date” shall mean the date on which Temple-Inland, through the Distribution Agent, distributes all of the issued and outstanding shares of Forestar Common Stock to the holders of Temple-Inland Common Stock.
     (62) “Forestar Distribution Record Date” shall mean such date as may be determined by Temple-Inland’s board of directors (or special committee thereof) as the record date for the Forestar Distribution.

     (63) “Forestar Employee” shall have the meaning set forth in the Employee Matters Agreement.
     (64) “Forestar Form 10” shall mean the registration statement on Form 10 filed by Forestar with the Commission in connection with the Forestar Distribution.
     (65) “Forestar Group” shall mean Forestar and each Person (other than any member of the Guaranty Group or the Temple-Inland Group) that is a Subsidiary of Forestar immediately at the Relevant Time, and each Person that becomes a Subsidiary of Forestar after the Relevant Time, which shall include those entities identified as such on Schedule 1.1(65).
     (66) “Forestar Indemnitees” shall mean each member of the Forestar Group and each of their Affiliates and each member of the Forestar Group’s and their respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
     (67) “Forestar Information Statement” shall mean the Information Statement attached as an exhibit to the Forestar Form 10 and sent to the holders of shares of Temple-Inland Common Stock in connection with the Forestar Distribution, including any amendment or supplement thereto.
     (68) “Forestar Percentage” shall mean 15%.
     (69) “Form 10” shall mean the registration statement on Form 10 filed by Forestar or Guaranty, as the case may be, with the Commission in connection with the Forestar Distribution, or the Guaranty Distribution, respectively.
     (70) “Former Forestar Employee” shall have the meaning set forth in the Employee Matters Agreement.
     (71) “Former Guaranty Employee” shall have the meaning set forth in the Employee Matters Agreement.
     (72) “Former Temple-Inland Employee” shall have the meaning set forth in the Employee Matters Agreement.
     (73) “GLBA” shall have the meaning set forth in Section 8.4(e).
     (74) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.
     (75) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and any official thereof.

     (76) “Group” shall mean the Temple-Inland Group, the Forestar Group or the Guaranty Group, as the case may be.
     (77) “Guarantee Release” shall have the meaning set forth in Section 2.11(c).
     (78) “Guaranty” shall have the meaning set forth in the preamble hereto.
     (79) “Guaranty Accounts” shall have the meaning set forth in Section 2.5(a).
     (80) “Guaranty Common Stock” shall have the meaning set forth in the recitals hereto.
     (81) “Guaranty Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to:
(A) the Commission,
(B) any other Governmental Entity, or
(C) holders of any securities of any member of the Guaranty Group, on or after the Relevant Time by or on behalf of any member of the Guaranty Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).
     (82) “Guaranty Distribution” shall mean the distribution on the Guaranty Distribution Date to holders of record of shares of Temple-Inland Common Stock as of the Guaranty Distribution Record Date of the Guaranty Common Stock owned by Temple-Inland on the basis of one share of Guaranty Common Stock for every three outstanding shares of Temple-Inland Common Stock.
     (83) “Guaranty Distribution Date” shall mean the date on which Temple-Inland, through the Distribution Agent, distributes all of the issued and outstanding shares of Guaranty Common Stock to the holders of Temple-Inland Common Stock.
     (84) “Guaranty Distribution Record Date” shall mean such date as may be determined by Temple-Inland’s board of directors (or special committee thereof) as the record date for the Guaranty Distribution.
     (85) “Guaranty Employee” shall have the meaning set forth in the Employee Matters Agreement.
     (86) “Guaranty Form 10” shall mean the registration statement on Form 10 filed by Guaranty with the Commission in connection with the Guaranty Distribution.
     (87) “Guaranty Group” shall mean Guaranty and each Person (other than any member of the Temple-Inland Group or the Forestar Group) that is a Subsidiary of Guaranty immediately at the Relevant Time, and each Person that becomes a Subsidiary of Guaranty after the Relevant Time, which shall include those entities identified as such on Schedule 1.1(87).

     (88) “Guaranty Indemnitees” shall mean each member of the Guaranty Group and each of their Affiliates and each member of the Guaranty Group’s and their respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
     (89) “Guaranty Information Statement” shall mean the Information Statement attached as an exhibit to the Guaranty Form 10 and sent to the holders of shares of Temple-Inland Common Stock in connection with the Guaranty Distribution, including any amendment or supplement thereto.
     (90) “Guaranty Percentage” shall mean 25%.
     (91) “Indebtedness” shall mean (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any Asset owned or held by any Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.
     (92) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including internal costs provided for in Section 11.5(c) and the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party).
     (93) “Indemnifying Party” shall have the meaning set forth in Section 7.5(b).
     (94) “Indemnitee” shall have the meaning set forth in Section 7.5(b).
     (95) “Indemnity Payment” shall have the meaning set forth in Section 7.8(a).
     (96) “Information Statement” shall mean the Information Statement initially attached as an exhibit to the Forestar Form 10 or the Guaranty Form 10, as the case may be, and sent to the holders of Temple-Inland Common Stock in connection with the Distributions, including any amendment or supplement thereto.
     (97) “Insolvent Party” shall have the meaning set forth in Section 6.7(b).

     (98) “Insurance Administration” shall mean, with respect to each Shared Policy: (i) the accounting for premiums, retrospectively-rated premiums, defense costs, Indemnity Payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; (ii) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and (iii) the distribution of Insurance Proceeds as contemplated by this Agreement.
     (99) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.
     (100) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments.
     (101) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other Confidential Information, (viii) rights to personal information, (ix) rights, priorities and privileges arising under applicable Law in the foregoing and in other similar intangible Assets, (x) applications and registrations for the foregoing, and (xi) rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.
     (102) “Interagency Guidance” shall have the meaning set forth in Section 8.4(e).
     (103) “Intercompany Accounts” shall mean any receivable, payable or loan between any member of one Group, on the one hand, and any member of another Group, on the other hand that exists prior to the Relevant Time and is reflected in the Records of the relevant members of such Groups, except for any such receivable, payable or loan that arises pursuant to this Agreement or any other Ancillary Agreement.
     (104) “Knowing Violation of Law” shall mean (i) in any context other than a criminal action, an intentional act or omission by a Person who is aware that the conduct is a violation of Law, and (ii) in the context of a criminal action, an intentional act or omission by a Person that violates a criminal Law unless that Person had no reasonable cause to believe that the conduct was a violation of criminal Law.
     (105) “Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law and in equity).
     (106) “Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under or resulting from any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity, and those arising under or resulting from any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.
     (107)  “Liable Party” shall have the meaning set forth in Section 2.10(b).
     (108)  “Net Tax Basis” shall have the meaning set forth in Section 7.8(c).
     (109)  “New LLC” shall have the meaning set forth in Exhibit A.
     (110)  “NYSE” shall mean the New York Stock Exchange.
     (111)  “Other Parties’ Auditors” shall have the meaning set forth in Section 5.2(a)(ii).
     (112)  “Other Party Marks” shall have the meaning set forth in Section 5.1(a).
     (113) “Party” and “Parties” shall have the meaning set forth in the preamble hereof.
     (114) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
     (115) “Plan” shall have the meaning set forth in the Employee Matters Agreement.
     (116) “Plan of Separation” shall have the meaning set forth in the recitals hereto.
     (117) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.
     (118) “Pre-Separation Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to:
(A) the Commission,
(B) any other Governmental Entity, or
(C) holders of any securities of Temple-Inland or any of its Affiliates, prior to the Relevant Time by Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates, in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).
     (119) “Prime Rate” shall mean the rate per annum publicly announced by Citibank, N.A. (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

     (120) “Real Estate Assets” shall mean:
          (i) the ownership interests (to the extent held by Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates immediately prior to the Relevant Time) in each member of the Forestar Group other than shares of capital stock to be distributed in the Forestar Distribution;
          (ii) all Real Estate Contracts, any rights or claims of Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates, arising thereunder, and any other rights or claims or contingent rights or claims of Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates, primarily relating to or arising from any other Real Estate Asset or the Real Estate Business;
          (iii) all Assets owned, leased or held by Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates immediately prior to the Relevant Time that are used primarily in the Real Estate Business, including inventory, accounts receivable, goodwill, facilities, and equipment, including all right, title and interest in the service mark “First Land”;
          (iv) subject to ARTICLE X, any rights of any member of the Forestar Group under any Real Estate Policies and any Real Estate Shared Policies, to the extent related to the Real Estate Business;
          (v) the Assets listed or described on Schedule 1.1(120)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or Transferred to, any member of the Forestar Group;
          (vi) any Exclusive Forestar Contingent Gain;
          (vii) all Forestar Accounts, and, subject to the provisions of Section 2.5, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Relevant Time; and
          (viii) any collateral securing any Real Estate Liability or a Liability of a Venture of a member of the Forestar Group immediately prior to the Relevant Time.
     Notwithstanding the foregoing, the Real Estate Assets shall not in any event include:
               (A) the Assets listed or described on Schedule 1.1(120)(viii)(A); or
               (B) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by or Transferred to, any member of the Temple-Inland Group or Forestar Group, including any Exclusive Temple-Inland Contingent Gain or Exclusive Guaranty Contingent Gain.

     (121) “Real Estate Business” shall mean:
          (i) the real estate business unit of Temple-Inland, which does business primarily through the Forestar Group or through any Venture by a member of the Forestar Group and includes the acquisition, entitlement, development, improvement and sale of real property;
          (ii) any other business, operations, or assets where such business was conducted primarily through the use of the Real Estate Assets prior to the Relevant Time; and
          (iii) the businesses and operations of Business Entities acquired or established by or for any member of the Forestar Group after the Date of this Agreement; provided, however, the Real Estate Business shall not in any event include any operation, business or Asset expressly included in the Financial Services Business or Retained Business pursuant to this Agreement.
     (122) “Real Estate Contracts” shall mean the following Contracts to which Temple-Inland or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Temple-Inland Group or the Guaranty Group to Forestar or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Temple-Inland Group or the Guaranty Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:
          (i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Forestar Group;
          (ii) any Contract that relates primarily to the Real Estate Business;
          (iii) any Contract representing capital or operating equipment lease obligations of facilities or equipment primarily used by any member of the Forestar Group;
          (iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, or Transferred to, any member of the Forestar Group;
          (v) any guarantee, indemnity, representation or warranty of any member of the Forestar Group; and
          (vi) the Contracts listed or described on Schedule 1.1(122)(vi).
     (123) “Real Estate Liabilities” shall mean:

          (i) the Liabilities listed or described on Schedule 1.1(123)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Forestar Group;
          (ii) any and all Liabilities of Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates, primarily relating to, arising out of or resulting from:
               (A) the operation or conduct of the Real Estate Business, as conducted at any time prior to, on or after the Relevant Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Temple-Inland, Forestar, Guaranty or any of their respective Affiliates with respect to the Real Estate Business (whether or not such act or failure to act is or was within such Person’s authority));
               (B) the operation or conduct of any business conducted by any member of the Forestar Group at any time after the Relevant Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Forestar or any of its Affiliates after the Relevant Time (whether or not such act or failure to act is or was within such Person’s authority)); or
               (C) any Real Estate Business or any Real Estate Assets, whether arising before, on or after the Relevant Time;
          (iii) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested Business Entity, business, real property, Asset or operation formerly and primarily owned or managed by, or associated with, any member of the Forestar Group or any Real Estate Business, provided any Liability related to, arising out of or resulting from a business or Assets Transferred to a member of another Group before the Relevant Time is excluded;
          (iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:
               (A) Disclosure Documents (including the Forestar Form 10 and the Forestar Information Statement), except to the extent specifically enumerated as a Retained Business Liability in Section 1.1(133);
               (B) Any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of or result from matters related to businesses, operations, Assets or Liabilities allocated to Forestar in the Plan of Separation pursuant to this Agreement; or
               (C) any Forestar Disclosure;
          (v) any and all Liabilities, including those Liabilities listed on Schedule 1.1(123)(v), relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of any member of the Forestar Group (whether incurred prior to, on or after the Relevant Time);

          (vi) any and all Liabilities relating to, arising out of or resulting from any Action listed or described on Schedule 1.1(123)(vi);
          (vii) any Exclusive Forestar Contingent Liability;
          (viii) any and all Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(123)(viii); and
          (ix) any and all obligations of an insured Person under each Real Estate Policy and each Shared Policy to the extent related to or arising out of the Real Estate Business.
     Notwithstanding the foregoing, the Real Estate Liabilities shall not in any event include:
               (A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Guaranty Group or the Temple-Inland Group, including any Liabilities set forth on Schedule 1.1(123)(ix)(A);
               (B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service of Forestar Employees, which shall be exclusively governed by the Employee Matters Agreement;
               (C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement; and
               (D) any Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(133)(viii) or 1.1(50)(viii).
For the avoidance of doubt, no Liability shall be a Real Estate Liability solely as a result of Forestar or any other member of the Forestar Group being named as party to, or in, any Action.
     (124) “Real Estate Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Temple-Inland or any Subsidiary of Temple-Inland, which relate exclusively to the Real Estate Business and which Policies are either maintained by Forestar or a member of the Forestar Group or assignable to Forestar or a member of the Forestar Group.
     (125) “Real Estate Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Temple-Inland or any Subsidiary of Temple-Inland which relate to the Real Estate Business, other than Real Estate Policies.
     (126) “Records” shall mean any Contracts, documents, books, records or files.

     (127) “Related Persons” shall have the meaning set forth in Section 7.1(a).
     (128) “Relevant Time” shall mean, 12:01 a.m., Central Standard Time as between (i) Temple-Inland and Forestar, on the Forestar Distribution Date, (ii) Temple-Inland and Guaranty, on the Guaranty Distribution Date, and (iii) Forestar and Guaranty, on the earlier to occur of the Forestar Distribution Date and the Guaranty Distribution Date.
     (129) “Reorganization” shall have the meaning set forth in the recitals hereto.
     (130) “Retained Business” shall mean:
          (i) the corrugated packaging and building products business units of Temple-Inland and any related Ventures;
          (ii) any other business, operations, or Assets where such business was conducted primarily through the use of the Retained Business Assets prior to the Relevant Time; and
          (iii) the businesses and operations of Business Entities acquired or established by or for any member of the Temple-Inland Group after the Date of this Agreement;
provided, however, the Retained Business shall not in any event include any operation, business or Asset expressly included in the Financial Services Business or Real Estate Business pursuant to this Agreement.
     (131) “Retained Business Assets” shall mean:
          (i) the ownership interests (to the extent held by Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates immediately prior to the Relevant Time) in each member of the Temple-Inland Group;
          (ii) all Retained Business Contracts, any rights or claims of Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates, arising thereunder, and any other rights or claims or contingent rights or claims of Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates, primarily relating to or arising from any other Retained Business Asset or the Retained Business;
          (iii) all Assets owned, leased or held by Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates immediately prior to the Relevant Time that are used primarily in the Retained Business, including inventory, accounts receivable, goodwill, facilities, and equipment;
          (iv) subject to ARTICLE X, any rights of any member of the Temple-Inland Group under any Retained Business Policies or Retained Business Shared Policies, to the extent related to the Retained Business;

          (v) the Assets listed or described on Schedule 1.1(131)(v) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or Transferred to, any member of the Temple-Inland Group;
          (vi) any Exclusive Temple-Inland Contingent Gain;
          (vii) all Temple-Inland Accounts, and, subject to the provisions of Schedule 2.5, all cash, cash equivalents, and securities on deposit in such accounts immediately prior to the Relevant Time; and
          (viii) any collateral securing any Retained Business Liability or a Liability of a Venture of a member of the Temple-Inland Group immediately prior to the Relevant Time.
     Notwithstanding the foregoing, the Retained Business Assets shall not include:
               (A) the Assets listed or described on Schedule 1.1(131)(viii)(A); or
               (B) any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or Transferred to, any member of the Forestar Group or Guaranty Group, including any Exclusive Forestar Contingent Gain or Exclusive Guaranty Contingent Gain.
     (132) “Retained Business Contracts” shall mean the following Contracts to which Temple-Inland or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such Contract or part thereof that is expressly contemplated to be Transferred or assigned to (or remain with) any member of the Forestar Group or Guaranty Group pursuant to any provision of this Agreement or any Ancillary Agreement:
          (i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Temple-Inland Group;
          (ii) any Contract that relates primarily to the Retained Business;
          (iii) any Contract representing capital or operating equipment lease obligations of facilities or equipment primarily used by any member of the Temple-Inland Group;
          (iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by or Transferred to, any member of the Temple-Inland Group;
          (v) any guarantee, indemnity, representation or warranty of any member of the Temple-Inland Group; and
          (vi) the Contracts listed or described on Schedule 1.1(132)(vi).

     (133) “Retained Business Liabilities” shall mean:
          (i) the Liabilities listed or described on Schedule 1.1(133)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Temple-Inland Group;
          (ii) any and all Liabilities of Temple-Inland, Forestar, Guaranty, or any of their respective Affiliates, primarily relating to, arising out of or resulting from:
               (A) the operation or conduct of the Retained Business, as conducted at any time prior to, on or after the Relevant Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Temple-Inland, Forestar, Guaranty or any of their respective Affiliates with respect to the Retained Business (whether or not such act or failure to act is or was within such Person’s authority));
               (B) the operation or conduct of any business conducted by any member of the Temple-Inland Group at any time after the Relevant Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Temple-Inland or any of its Affiliates after the Relevant Time (whether or not such act or failure to act is or was within such Person’s authority)); or
               (C) any Retained Business or any Retained Business Assets, whether arising before, on or after the Relevant Time;
          (iii) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested Business Entity, business, real property, Asset or operation formerly and primarily owned or managed by any member of the Temple-Inland Group or any Retained Business, provided any Liability related to, arising out of or resulting from a business or Assets Transferred to a member of another Group before the Relevant Time is excluded;
          (iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:
               (A) the Disclosure Documents (including each of the Forms 10 and each of the Information Statements), but only to the extent such Liability derives from a misstatement or omission contained in the transmittal letter for the Information Statements from Kenneth M. Jastrow II, Chairman and CEO, to the Temple Inland Stockholders and the sections of the Forms 10 and each of the Information Statements entitled “The Spin-off” and “Certain Relationships and Related Party Transactions – Agreements with Temple-Inland and. . .” and the section entitled “Summary,” to the extent such section summarizes the other sections set forth in this paragraph;

               (B) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of, or result from, matters related to businesses, operations, Assets or Liabilities allocated to Temple-Inland in the Plan of Separation pursuant to this Agreement; or
               (C) any Temple-Inland Disclosure;
          (v) any and all Liabilities, including those Liabilities listed on Schedule 1.1(133)(v), relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of any member of the Temple-Inland Group (whether incurred prior to, on or after the Effective Time);
          (vi) any and all Liabilities relating to, arising out of or resulting from any Action listed or described on Schedule 1.1(133)(vi);
          (vii) any Exclusive Temple-Inland Contingent Liability;
          (viii) any and all Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(133)(viii); and
          (ix) any and all obligations of an insured Person under each Retained Business Policy and each Shared Policy to the extent related to or arising out of the Retained Business.
     Notwithstanding the foregoing, the Retained Business Liabilities shall not include:
               (A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Forestar Group or the Guaranty Group, including any Liabilities set forth on Schedule 1.1(133)(ix)(A);
               (B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service of Temple-Inland Employees, which shall be exclusively governed by the Employee Matters Agreement;
               (C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement; and
               (D) any Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(50)(viii) or Schedule 1.1(123)(viii). For the avoidance of doubt, no Liability shall be a Retained Business Liability solely as a result of Temple-Inland or any other member of the Temple-Inland Group being named as party to, or in, any Action.

     (134) “Retained Business Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Temple-Inland or any Subsidiary of Temple-Inland, which relate exclusively to the Retained Business and which Policies are either maintained by Temple-Inland or a member of the Temple-Inland Group or assignable to Temple-Inland or a member of the Temple-Inland Group.
     (135) “Retained Business Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Temple-Inland or any Subsidiary of Temple-Inland which relate to the Retained Business, other than Retained Business Policies.
     (136) “Rules” shall have the meaning set forth in Section 9.2.
     (137) “Schedules” shall mean the schedules referenced in this Agreement and listed in the Table of Contents.
     (138) “Securities Act” shall mean the Securities Act of 1933 and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.
     (139) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.
     (140) “Separated Accounts” shall have the meaning set forth in Section 2.5(a).
     (141) “Separation” shall have the meaning set forth in the recitals hereto.
     (142) “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Temple-Inland or any of its Subsidiaries which relate to two or more of the Retained Business, the Real Estate Business or the Financial Services Business.
     (143) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.
     (144) “Spin Agreements” shall have the meaning set forth in Section 2.12.
     (145) “Subsidiary” shall mean (i) for Temple-Inland, a wholly-owned Affiliate that Temple-Inland controls, (ii) for Guaranty, an Affiliate that Guaranty controls, (iii) for Forestar, a wholly-owned Affiliate that Forestar controls, (iv) for any other Person, a Business Entity that Person controls or in which that Person owns or has the benefit of more than 50% of the

Business Entity’s equity economic interest. For the purposes of this definition, “control,” when used with respect to a specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. No Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common.
     (146) “Tax” shall have the meaning set forth in the Tax Matters Agreement.
     (147) “Tax Matters Agreement” shall mean the Tax Matters Agreement, by and among Temple-Inland, Forestar and Guaranty, dated as of the date hereof, and substantially in the form attached as Exhibit C hereto.
     (148) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
     (149) “Temple-Inland” shall have the meaning set forth in the preamble hereto.
     (150) “Temple-Inland Accounts” shall have the meaning set forth in Section 2.5(a).
     (151) “Temple-Inland Common Stock” shall mean the issued and outstanding shares of common stock, par value $1.00 per share, of Temple-Inland Inc.
     (152) “Temple-Inland Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to:
(A) the Commission,
(B) any other Governmental Entity, or
(C) holders of any securities of any member of the Temple-Inland Group, on or after the Relevant Time by or on behalf of any member of the Temple-Inland Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).
     (153) “Temple-Inland Employee” shall have the meaning set forth in the Employee Matters Agreement.
     (154) “Temple-Inland Group” shall mean Temple-Inland and each Person (other than any member of the Forestar Group or the Guaranty Group) that is a Subsidiary of Temple-Inland immediately at the Relevant Time, and each Business Entity that becomes a Subsidiary of Temple-Inland after the Relevant Time.
     (155) “Temple-Inland Indemnitees” shall mean Temple-Inland, each member of the Temple-Inland Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the Forestar Indemnitees and the Guaranty Indemnitees.

     (156) “Temple-Inland Percentage” shall mean 60%.
     (157) “Third Party Claim” shall have the meaning set forth in Section 7.5(b).
     (158) “Texas Courts” shall have the meaning set forth in Section 11.20.
     (159) “Third Party Proceeds” shall have the meaning set forth in Section 7.8(a).
     (160) “Trademarks” shall mean all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.
     (161) “Transfer” shall have the meaning set forth in Section 2.2(a)(i); and the term “Transferred” shall have its correlative meaning.
     (162) “Transition Services Agreement” shall mean the Master Transition Services Agreement by and among Temple-Inland, Forestar and Guaranty, dated as of the date hereof, and substantially in the form attached as Exhibit D hereto.
     (163) Unallocated Asset” shall mean, without duplication:
          (i) any Asset that accrues prior to the Effective Time that is not a Real Estate Asset, Financial Services Asset or a Retained Business Asset; or
          (ii) with respect to Contingent Gains, any Contingent Gain that is not an Exclusive Temple-Inland Contingent Gain, Exclusive Forestar Contingent Gain or an Exclusive Guaranty Contingent Gain.
     (164) “Unallocated Liability” shall mean, without duplication:
          (i) any and all Liabilities of Forestar, Guaranty or Temple-Inland or any of their respective Affiliates, that accrue prior to the Effective Time that are not a Real Estate Liability, Financial Services Liability or a Retained Business Liability;
          (ii) any and all Contingent Liabilities that are not an Exclusive Temple-Inland Contingent Liability, Exclusive Forestar Contingent Liability or Exclusive Guaranty Contingent Liability; or
          (iii) any and all Liabilities of Temple-Inland, Forestar, Guaranty or any of their respective Affiliates, relating to, arising out of, or resulting from, the matters listed or described on Schedule 1.1(164)(iii).
     (165) “Venture” shall mean a Business Entity, other than an Affiliate, in which a member of the Temple-Inland Group, Guaranty Group or Forestar Group, as applicable, owns more than 20% of the Business Entity’s equity economic interest.

          Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires:
          (i) the words “include”, “includes” and “including” when in this Agreement shall be deemed to be followed by the phrase “without limitation”;
          (ii) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;
          (iii) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.
          Section 1.3 Agreement Effective; Suspension.
          (a) This Agreement shall be effective as of the Date of this Agreement.
          (b) Notwithstanding Section 1.3(a) above, as between any of the Parties that are Affiliates, the provisions of, and the obligations under, this Agreement shall be suspended as between such Parties until the applicable Relevant Time, other than for Section 2.1 (General), Section 2.2 (Transfer of Assets), Section 2.3 (Assumption and Satisfaction of Liabilities) and Section 2.8 (Conveyancing and Assumption Instruments), each of which will be effective as of the earlier to occur of the Forestar Distribution Date or the Guaranty Distribution Date.
          Section 1.4 Tax Matters. The Tax Matters Agreement will govern each of the Parties respective rights, responsibilities and obligations after the Relevant Time with respect to Taxes, including ordinary course of business Taxes and Taxes, if any, incurred as a result of any failure of either Distribution to qualify as a tax-free distribution for U.S. federal income tax purposes. The Tax Matters Agreement sets forth the respective obligations of each of the Parties with respect to the filing of Tax Returns, the administration of Tax contests, cooperation, access to information and provision of corporate Records with respect to such matters, and certain other matters, and imposes certain restrictions on each of the Parties’ ability to engage in certain actions following the Relevant Time. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Tax Matters Agreement.

          Section 1.5 Employee Matters. The Employee Matters Agreement will govern each of the Parties’ respective rights, responsibilities and obligations after the Relevant Time relating to, arising out of, or resulting from the employment, service, termination of employment or termination of service of Temple-Inland Employees, Guaranty Employees, and Forestar Employees, including with respect to access to information and provision of corporate Records with respect to such matters. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to the above in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Employee Matters Agreement.
ARTICLE II
THE SEPARATION
          Section 2.1 General. Subject to the terms and conditions of this Agreement, including Section 4.5 (Sole Discretion of Temple-Inland), the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that prior to consummation of the Plan of Separation, Temple-Inland, Forestar, and Guaranty, and each of their respective Affiliates, shall be reorganized, to the extent necessary, such that following the consummation of such Reorganization, subject to Section 2.7 (Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time), (i) all of Temple-Inland’s and its Subsidiaries’ right, title and interest in and to the Real Estate Assets will be owned or held by a member of the Forestar Group, the Real Estate Business will be conducted by the members of the Forestar Group and all of the Real Estate Liabilities will be Assumed directly or indirectly by (or retained by) a member of the Forestar Group or a Venture of that member, (ii) all of Temple-Inland’s and its Subsidiaries’ right, title and interest in and to the Financial Services Assets will be owned or held by a member of the Guaranty Group, the Financial Services Business will be conducted by the members of the Guaranty Group and all of the Financial Services Liabilities will be Assumed directly or indirectly by (or retained by) a member of the Guaranty Group or a Venture of that member, and (iii) all of Temple-Inland’s and its Subsidiaries’ right, title and interest in and to the Retained Business Assets will be owned or held by a member of the Temple-Inland Group, the Retained Business will be conducted by the members of the Temple-Inland Group and all of the Retained Business Liabilities will be Assumed directly or indirectly by (or retained by) a member of the Temple-Inland Group or a Venture of that member. Unless expressly stated to the contrary, the Parties do not intend by consummation of the Reorganization to impose any Liability of a Venture upon any Affiliate of such Venture for which such Affiliate was not obligated prior to the Relevant Time unless expressly and specifically identified as a Liability to be Assumed.
          Section 2.2 Transfer of Assets.
          (a) On or prior to the Effective Time and to the extent not already completed (and it being understood that some of such Transfers may occur following the Effective Time and prior to the applicable Relevant Time in accordance with Section 2.7), pursuant to the Conveyancing and Assumption Instruments:

          (i) Temple-Inland shall, on behalf of itself and the other members of the Temple-Inland Group, as applicable, transfer, contribute, assign, distribute, and convey or cause to be transferred, contributed, assigned, distributed, and conveyed (“Transfer”) to (A) Forestar or another member of the Forestar Group all of its and its Subsidiaries’ right, title and interest in and to the Real Estate Assets, and (B) Guaranty or another member of the Guaranty Group all of its and its Subsidiaries’ right, title and interest in and to the Financial Services Assets;
          (ii) Forestar shall, on behalf of itself and the other members of the Forestar Group, as applicable, Transfer to (A) Temple-Inland or another member of the Temple-Inland Group all of its and its Subsidiaries’ right, title and interest in and to the Retained Business Assets, and (B) Guaranty or another member of the Guaranty Group all of its and its Subsidiaries’ right, title and interest in and to the Financial Services Assets; and
          (iii) Guaranty shall, on behalf of itself and the other members of the Guaranty Group, as applicable, Transfer to (A) Temple-Inland or another member of the Temple-Inland Group all of its and its Subsidiaries’ right, title and interest in and to the Retained Business Assets, and (B) Forestar or another member of the Forestar Group all of its and its Subsidiaries’ right, title and interest in and to the Real Estate Assets.
          (b) Unless otherwise agreed to by the Parties, each of Temple-Inland, Forestar and Guaranty, as applicable, shall be entitled to designate the Business Entity within such Party’s respective Group to which any Assets are to be Transferred pursuant to this Section 2.2 or Section 2.7.
          (c) The Parties shall cooperate and use their commercially reasonable efforts to obtain any required Consents or Governmental Approvals to Transfer any Assets, Contracts, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement.
          Section 2.3 Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement and as provided below for Ventures, from and after the Effective Time, (a) Temple-Inland shall, or shall cause another member of the Temple-Inland Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Retained Business Liabilities and the Temple-Inland Percentage of any Unallocated Liability, (b) Forestar shall, or shall cause another member of the Forestar Group to, Assume all the Real Estate Liabilities and the Forestar Percentage of any Unallocated Liability and (c) Guaranty shall, or shall cause another member of the Guaranty Group to, Assume all the Financial Services Liabilities and the Guaranty Percentage of any Unallocated Liability; in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (iii) where or against whom such Liabilities are asserted or determined or (iv) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Temple-Inland Group, the Forestar Group or the Guaranty Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.
Each Venture shall retain its Liabilities and no Affiliate of a Venture shall be responsible for a Liability of a Venture for which it was not previously responsible unless expressly and specifically identified as a Liability to be Assumed in this Agreement or any Ancillary Agreement.

          Section 2.4 Intercompany Accounts.
          (a) Each Intercompany Account outstanding immediately prior to the Relevant Time, in any general ledger account of Temple-Inland, Forestar, or Guaranty, or any of their respective Affiliates, other than those set forth on Schedule 2.4(b), shall be satisfied and/or settled by the relevant members of the Forestar Group, the Guaranty Group, or the Temple-Inland Group no later than the Relevant Time by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions of and/or contributions to capital, or (iii) cash payment by the relevant obligor to the relevant obligee, in each case as agreed to by the Parties. To facilitate settlement by the Relevant Time the amount satisfied may include estimated amounts. Any estimates will be trued up and settled by the affected Parties not later than 90 days after the Relevant Time.
          (b) Each Intercompany Account outstanding immediately prior to the Relevant Time under any of the general ledger accounts of Temple-Inland, Forestar, or Guaranty, or any of their respective Affiliates, set forth on Schedule 2.4(b) shall continue to be outstanding after the Relevant Time (unless previously satisfied in accordance with its terms) and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third-party and shall no longer be an Intercompany Account.
          Section 2.5 Bank Accounts; Cash Balances.
          (a) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Relevant Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by (i) Forestar or any other member of the Forestar Group, (including all Forestar accounts listed or described on Schedule 2.5(a)(i), the “Forestar Accounts”), and (ii) Guaranty or any other member of the Guaranty Group (including all Guaranty accounts listed or described on Schedule 2.5(a)(ii), but excluding the deposit accounts of its bank Subsidiary’s customers, the “Guaranty Accounts” and, together with the Forestar Accounts, the “Separated Accounts”), so that such Separated Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Temple-Inland or any other member of the Temple-Inland Group, including all Temple-Inland accounts owned by any member of the Temple-Inland Group that is as of the date hereof a direct or indirect Subsidiary of TIN Inc. through its account at JPMorgan Chase Bank (which subset of Temple-Inland accounts are listed or described on Schedule 2.5(b), the “Temple-Inland Accounts”) are de-linked from the Temple-Inland Accounts. From and after the Relevant Time, no Temple-Inland Employee or Former Temple-Inland Employee shall have any authority to access or control any Separated Account, except as provided for through the Transition Services Agreement.

          (b) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Relevant Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing the Temple-Inland Accounts so that such Temple-Inland Accounts, if currently linked to a Separated Account, are de-linked from the Separated Accounts. From and after the Relevant Time, no Forestar Employee, Former Forestar Employee, Guaranty Employee, or Former Guaranty Employee shall have any authority to access or control any Temple-Inland Account.
          (c) With respect to any outstanding checks issued by the Parties, or any of their respective Subsidiaries prior to the Relevant Time, such outstanding checks shall be honored following the Relevant Time by the entity or Group owning the account on which the check is drawn.
          (d) As between any two Parties (and the members of their respective Groups) all payments and reimbursements received after the Relevant Time by any Party (or member of its Group) that relate to a Business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the applicable Party the amount of such payment or reimbursement without right of set-off.
          Section 2.6 Limitation of Liability
          (a) Except as otherwise expressly provided in this Agreement or in the case of any Knowing Violation of Law, fraud or intentional misrepresentation, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.
          (b) Except as provided in Section 2.4 (Intercompany Accounts), Section 2.11 (Guarantees), or as set forth in subsection (c) below, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Relevant Time (other than this Agreement or any Ancillary Agreement or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation) and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts, arrangements, courses of dealing or understandings between it or any members in its Group and the other Party or Parties and members of their respective Groups effective as of the Relevant Time (other than this Agreement or any Ancillary Agreement or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation), unless such Contract, arrangement, course of dealing or understanding is set forth in any Ancillary Agreement or on Schedule 2.6(b), and any such Liability, whether or not in writing, which is not reflected in any Ancillary Agreement or on such Schedule, is hereby irrevocably cancelled, released and waived effective as of the Relevant Time. No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Relevant Time.
          (c) The provisions of Section 2.6(b) shall not apply to any of the following Contracts, arrangements, courses of dealing or understandings (or to any of the provisions thereof):
          (i) any Contracts to which any Person other than the Parties and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Real Estate Assets or Real Estate Liabilities, Financial Services Assets or Financial Services Liabilities, or Retained Business Assets or Retained Business Liabilities, such Contracts shall be assigned or retained pursuant to this ARTICLE II); and
          (ii) any Contract to which any Venture of Temple-Inland, Forestar or Guaranty, as the case may be, is a Party.
     Section 2.7 Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.
          (a) To the extent that any Transfers contemplated by this ARTICLE II shall not have been consummated on or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities that by their terms or operation of Law cannot be Transferred; provided, however, that the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred or Assumed pursuant to this ARTICLE II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the applicable Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to), insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such

Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member of the Temple-Inland Group, Forestar Group, or the Guaranty Group, as the case may be, entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.
          (b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of the Transfer of any Asset or the deferral of the Assumption of any Liability pursuant to Section 2.7(a), are obtained or satisfied, the Transfer, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement as promptly as practical after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of such conditions.
          (c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.7(a) shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party or Parties (or relevant member of its Group or their Groups), as the case may be, entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party or Parties (or relevant member of its Group or their Groups) entitled to such Asset or the Person intended to be subject to such Liability.
          (d) On and prior to the 24 month anniversary of the applicable Relevant Time, if any Party determines that it (or any member of its Group) owns any Asset that, although not Transferred pursuant to this Agreement, was allocated by the terms of this Agreement to another Party, or that is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party (other than (for the avoidance of doubt), as between any two Parties, for any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the applicable Relevant Time), then the Party owning such Asset shall Transfer, or shall cause any such Asset to be Transferred, to the applicable Party (or relevant member of its Group) identified as the appropriate transferee and following such Transfer, such Asset shall be a Real Estate Asset, Financial Services Asset or Retained Asset, as the case may be. In connection with such Transfer, the receiving party shall Assume all Liabilities related to such Asset. Following the 24 month anniversary of the applicable Relevant Time, no Party (or relevant member of its Group) shall be obligated to Transfer any newly recognized Asset that would, had such Asset been recognized at the applicable Relevant Time, have been Transferred to the other applicable Party (or relevant member of its Group).

          (e) After the Relevant Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Relevant Time, each Party authorizes the other applicable Party (or any member of its Group) to receive and open all mail, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both Businesses, copies thereof) to the other applicable Party as provided for in Section 11.6 (Notices). The provisions of this Section 2.7(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or its members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of any other Party (or any member of its Group) for service of process purposes.
          Section 2.8 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Relevant Time, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party (or any member of its Group) of its Assumed Liabilities, and the valid Transfer to the applicable Party (or member of such Party’s Group) of all right, title and interest in and to its accepted Assets, including the Transfer of real property with special warranty deeds, as may be appropriate.
          Section 2.9 Further Assurances.
          (a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.7, each of the Parties shall cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) Without limiting the foregoing, each Party shall cooperate with the other Parties, from and after the Effective Time, without any further consideration, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer and title and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request of any other Party, take such other actions as may be reasonably necessary to vest in such other Party such title as possessed by the Transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.
          Section 2.10 Novation of Liabilities.
          (a) With respect to a Liability for which a Party, including its Subsidiaries, is not responsible under this Agreement after the Relevant Time, but for which a Party or one or more of its Subsidiaries continues to be liable to a third party after the Relevant Time, that Party may request the Party responsible under this Agreement for the Liability to take actions after the Relevant Time to relieve the requesting Party from such Liability. Upon any such request, the responsible Party shall use commercially reasonable efforts either:
          (i) to obtain, or cause to be obtained, any Consent, release, transfer, substitutions or novations required for such Liability to become solely the Liability of the responsible Party or one of its respective Subsidiaries; or
          (ii) to obtain an unconditional release from Liability for the requesting Party and/or its relevant Subsidiaries.
     The Responsible Party or Parties are not required by this provision to pay any money or other consideration to relieve the requesting Party from the Liability unless the Requesting Party agrees to reimburse the responsible Party in full upon or prior to the payment.
          (b) If the responsible Party is unable to relieve the requesting Party and any of its relevant Subsidiaries from a Liability in compliance with Section 2.10(a), the Party who Assumed or retained such Liability (the “Liable Party”) shall, or shall cause one of its Subsidiaries, to pay, perform, discharge or otherwise satisfy in full the Liability, unless not permitted to do so by Law or Contract. As required to satisfy the Liability and not otherwise prohibited, the Liable Party may act as an agent or subcontractor for the requesting Party in order to relieve the requesting Party from the Liability. This provision does not relieve the requesting Party from the Liability. This provision does not require the requesting Party to extend, renew or otherwise cause a Contract or other Liability to remain in effect beyond the term in effect as of the Relevant Time. Each other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or any of its Subsidiaries responsible for the Liability, all money, rights and other consideration received by the Party or its Subsidiaries in respect of such performance by the Liable Party (unless any such consideration is an Asset of such other Party or one of its Subsidiaries pursuant to this Agreement). If and when any such Consent, release, substitution, amendment or release of the Liability shall be obtained, or such agreement, lease, license or other rights or obligations giving rise to the Liability shall otherwise become assignable or able to be novated, the other Party shall promptly Transfer, or cause to be Transferred, all rights, obligations and other Liabilities thereunder of any of it or its Subsidiaries to the Liable Party or to one of its Subsidiaries if requested to do so without payment of any further consideration, and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities.

          Section 2.11 Guarantees.
          (a) Forestar shall (with the reasonable cooperation of the other applicable Party and the other members of such other Party’s Group) use its commercially reasonable efforts, if so requested by such other Party, to have any member of the other Party’s Group removed as guarantor of, or obligor for, any Real Estate Liability, including in respect of those guarantees listed or described on Schedule 2.11(a).
          (b) Guaranty shall (with the reasonable cooperation of the other applicable Party and the other members of such Party’s Group) use its commercially reasonable efforts, if so requested by such other Party, to have any member of the other Party’s Group removed as guarantor of, or obligor for, any Financial Services Liability, including in respect of those guarantees listed or described on Schedule 2.11(b).
          (c) Temple-Inland shall (with the reasonable cooperation of the other applicable Party and the other members of such Party’s Group) use its commercially reasonable efforts, if so requested by such other Party, to have any member of the other Party’s Group removed as guarantor of, or obligor for, any Retained Business Liability, including in respect of those guarantees listed or described on Schedule 2.11(c) (each of the releases referred to in clauses (a), (b) and (c) of this Section 2.11, a “Guarantee Release”).
          (d) Until the applicable Party is able to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a), (b), and (c) of this Section 2.11, each of the applicable Parties agree to use their commercially reasonable efforts to not renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, Contract or other obligation for which another Party or member of such Party’s Group is or may be liable unless (i) all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party or (ii) in the event a Guarantee Release is not obtained and such first Party wishes to extend the term of such guaranteed loan, guarantee, lease, Contract or other obligation, then such first Party shall have the option of extending the term if it gives notice to the guarantor and provides such security as is reasonably satisfactory to the guarantor under such guarantee.
          (e) For the avoidance of doubt, each of the items listed or described on Schedule 2.11(a) are Real Estate Liabilities and, notwithstanding whether the guarantees are removed pursuant to Section 2.11(a), such guarantees shall continue to be Real Estate Liabilities and Forestar shall or shall cause a member of its Group as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and shall indemnify and hold harmless the other Party’s Indemnitees against any Indemnifiable Loss arising from or relating thereto in accordance with the provisions of ARTICLE VII.
          (f) For the avoidance of doubt, each of the items listed or described on Schedule 2.11(b) are Financial Services Liabilities and, notwithstanding whether the guarantees are removed pursuant to Section 2.11(b), such guarantees shall continue to be Financial Services Liabilities, and Guaranty shall or shall cause a member of its Group as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and shall indemnify and hold harmless the other Party’s Indemnitees against any Indemnifiable Loss arising from or relating thereto in accordance with the provisions of ARTICLE VII.
          (g) For the avoidance of doubt, each of the items listed or described on Schedule 2.11(c) are Retained Business Liabilities and, notwithstanding whether the guarantees are removed pursuant to Section 2.11(c), such guarantees shall continue to be Retained Business Liabilities, and Temple-Inland shall or shall cause a member of its Group as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and shall indemnify and hold harmless the other Party’s Indemnitees against any Indemnifiable Loss arising from or relating thereto in accordance with the provisions of ARTICLE VII.
          (h) Each of the Parties shall, and shall cause the other members of their respective Groups to, use their commercially reasonable efforts to evaluate or to assist the other Party in evaluating any guarantee required to be so evaluated by Financial Accounting Standards Board Interpretation No. 45.
          Section 2.12 Disclaimers of Representations and Warranties.
          (a) For the purposes of this Section 2.12, this Agreement, the Ancillary Agreements and any real property instruments or other Contracts, affidavits or instruments of any kind executed and delivered under or resulting from this Agreement, any Ancillary Agreement or any transaction contemplated thereby are referred to as the “Spin Agreements” for all purposes. Except as stated in Section 2.12(e), no Party (or any member of such Party’s Group) makes any representation or warranty, expressed or implied, including any implied warranty of fitness for a particular purpose or merchantability or habitability, to any other Party (or to any member of any other Party’s Group or to any other Person interested in the contemplated transactions) in any way as to any matter, including any of the following:
          (i) the Assets, Businesses, or Liabilities Transferred or Assumed;
          (ii) any matter involving the Assets, Businesses or Liabilities;
          (iii) any Consents or Governmental Approvals required in connection with the Spin Agreements;
          (iv) the value, title or freedom from any Security Interests or any other encumbrance or defect in title or right of possession, with respect to Assets of such Party (or member of such Party’s Group);
          (v) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any Action or other Asset, including accounts receivable, of any Party; and

          (vi) the legal sufficiency of any contribution, distribution, assignment, document, certificate or instrument delivered under any of the Spin Agreements as consideration for the conveyance or transfer of title to any Asset or thing of value.
          (b) Except as stated in Section 2.12(e), all Assets to be retained or Transferred, and the Liabilities to be retained, Assumed, or Transferred in accordance with any Spin Agreement shall be retained, Transferred or Assumed on an “AS IS,” “WHERE IS” basis.
          (c) Except as stated in Section 2.12(e), the respective transferees under any conveyance or Transfer made under any Spin Agreement shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good title, free and clear of any Security Interest or any other defect or encumbrance upon title or right of possession and (ii) any necessary Consents or Governmental Approvals are not obtained or that any requirements of Laws or judgments are not complied with.
          (d) Except as stated in Section 2.12(e), the Parties acknowledge that any information provided in connection with any of the Spin Agreements is for the Party’s informational purposes only, and no Party makes any representation or warranty, either specifically or implied, whatsoever as to the accuracy or completeness of any information, document or material made available in connection with the Separation or the entering into of this Agreement or the transactions contemplated hereby or thereby. Each Party acknowledges that it has performed its own due diligence and is not relying upon any information provided by any Party in making its determination to enter into this Agreement, except to the extent specifically provided herein to the contrary.
          (e) All disclaimers of representations and warranties contained in this Section 2.12 are limited by and subject to the exclusion of all specific representations and warranties expressly stated in any Spin Agreement insofar as such expressly stated representations or warranties apply to the subject matter of the Spin Agreement in which they are stated and expressly and specifically apply, if at all, to the subject matter of any other Spin Agreement. All such disclaimers do not limit or exclude any indemnity against specific items included in any of the Spin Agreements.
          (f) The Parties intend to bind each member of their respective Groups to the provisions of this Section 2.12 and agree to take all steps necessary to make the disclaimers herein binding upon the members of their respective Groups.
ARTICLE III
CERTAIN ACTIONS PRIOR TO THE DISTRIBUTIONS
          Section 3.1 Temple-Inland Reorganization. The Parties agree to take, or cause the members of their respective Groups to take, prior to their respective Distributions, all actions necessary, subject to the terms of this Agreement, to effectuate the Reorganization of Temple-Inland, Forestar, Guaranty and their respective Affiliates, in order to separate the Real Estate Business, the Financial Services Business and the Retained Business, including the actions set forth in Exhibit A styled “Reorganization Actions.” Notwithstanding anything to the contrary herein, in no event shall any Party Transfer or cause to be Transferred any Assets regulated by a Governmental Entity such that the transactions contemplated by this Agreement would require a Governmental Approval, other than the Governmental Approvals listed or described in Schedule 4.6(f).
     Section 3.2 Certificate of Incorporation; Bylaws; Stockholder Rights Agreement.
          (a) On or prior to the Forestar Distribution Date, all necessary actions shall be taken to adopt each of the amended and restated certificate of incorporation and the amended and restated bylaws, and execute and deliver the stockholder rights agreement, each substantially in the forms filed by Forestar with the Commission as exhibits to the Forestar Form 10 or a Current Report on Form 8-K.
          (b) On or prior to the Guaranty Distribution Date, all necessary actions shall be taken to adopt each of the amended and restated certificate of incorporation and the amended and restated bylaws, and execute and deliver the stockholder rights agreement, each substantially in the forms filed by Guaranty with the Commission as exhibits to the Guaranty Form 10 or a Current Report on Form 8-K.
          Section 3.3 Directors.
          (a) On or prior to the Forestar Distribution Date, Temple-Inland shall take all necessary action to cause the board of directors of Forestar to consist of the individuals identified in the Forestar Information Statement as directors of Forestar.
          (b) On or prior to the Guaranty Distribution Date, Temple-Inland shall take all necessary action to cause the board of directors of Guaranty to consist of the individuals identified in the Guaranty Information Statement as directors of Guaranty.
          Section 3.4 Resignations.
          (a) Subject to Section 3.4(b), on or prior to the applicable Relevant Time, (i) Forestar shall cause all Forestar Employees to resign, effective as of the Relevant Time, from all positions as officers or directors of any member of the Guaranty Group or any member of the Temple-Inland Group in which they serve, (ii) Guaranty shall cause all Guaranty Employees to resign, effective as of the Relevant Time, from all positions as officers or directors of any member of the Forestar Group or any member of the Temple-Inland Group in which they serve, and (iii) Temple-Inland shall cause all its employees and any employees of its Affiliates who do not become a Forestar Employee or Guaranty Employee, as the case may be, immediately following the applicable Relevant Time to resign, effective as of the applicable Relevant Time, from all positions as officers or directors of any member of the Forestar Group or the Guaranty Group, as the case may be, in which they serve.
          (b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the applicable Information Statement as the Person who is to hold such position or office following the applicable Distribution.

          Section 3.5 Forestar Financings. On or prior to the Forestar Distribution Date, Forestar shall enter into a credit facility or facilities (the “Forestar Credit Facilities”) and related Contracts, and shall borrow and draw an aggregate of no less than the amount set forth as the “Forestar Borrowing Amount” on Schedule 3.5 under such facilities and deliver, in immediately available funds, the Forestar Borrowing Amount to Temple-Inland to repay the intercompany debt obligations set forth on Schedule 3.5.
          Section 3.6 Ancillary Agreements. On or prior to the first Distribution, each of Temple-Inland, Forestar and Guaranty shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.
ARTICLE IV
THE DISTRIBUTIONS
          Section 4.1 Stock Dividends to Temple-Inland; Distributions.
          (a) On or prior to the Forestar Distribution Date (i) Forestar shall issue to Temple-Inland as a stock dividend such number of shares of Forestar Common Stock, (or Temple-Inland and Forestar shall take or cause to be taken such other appropriate actions to ensure that Temple-Inland has the requisite number of shares of Forestar Common Stock) as will be required so that the total number of shares of Forestar Common Stock held by Temple-Inland immediately prior to the Forestar Distribution is equal to the total number of shares of Forestar Common Stock distributable in the Forestar Distribution and (ii) Temple-Inland will cause the Distribution Agent to distribute all of the outstanding shares of Forestar Common Stock then owned by Temple-Inland to record holders of Temple-Inland Common Stock on the Forestar Distribution Record Date, and to credit the appropriate class and number of such shares of Forestar Common Stock to book entry accounts for each such record holder of Forestar Common Stock. Each record holder of Temple-Inland Common Stock on the Forestar Distribution Record Date will be entitled to receive in the Forestar Distribution one share of Forestar Common Stock for every three shares of Temple-Inland Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder to receive the applicable number of shares of Forestar Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Forestar Distribution.
          (b) On or prior to the Guaranty Distribution Date, (i) Guaranty shall issue to Temple-Inland as a stock dividend such number of shares of Guaranty Common Stock,(or Temple-Inland and Guaranty shall take or cause to be taken such other appropriate actions to ensure that Temple-Inland has the requisite number of shares of Guaranty Common Stock) as will be required so that the total number of shares of Guaranty Common Stock held by Temple-Inland immediately prior to the Guaranty Distribution is equal to the total number of shares of Guaranty Common Stock distributable in the Guaranty Distribution and (ii) Temple-Inland will cause the Distribution Agent to distribute all of the outstanding shares of Guaranty Common Stock then owned by Temple-Inland to record holders of Temple-Inland Common Stock on the Guaranty Distribution Record Date, and to credit the appropriate class and number of such shares of

Guaranty Common Stock to book entry accounts for each such record holder of Guaranty Common Stock. Each record holder of Temple-Inland Common Stock on the Guaranty Distribution Record Date will be entitled to receive in the Guaranty Distribution one share of Guaranty Common Stock for every three shares of Temple-Inland Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder to receive the applicable number of shares of Guaranty Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Guaranty Distribution.
          Section 4.2 Fractional Shares. Temple-Inland stockholders holding a number of shares of Temple-Inland Common Stock on the Forestar Distribution Record Date or the Guaranty Distribution Record Date, as applicable, which would entitle such stockholders to receive less than one whole share of Forestar Common Stock or Guaranty Common Stock, as the case may be, in the applicable Distribution, will receive cash in lieu of such fractional shares. Fractional shares of Forestar Common Stock or Guaranty Common Stock will not be distributed in the Distributions nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Forestar Distribution Date or the Guaranty Distribution Date, as applicable (a) determine the number of whole shares and fractional shares of Forestar Common Stock or Guaranty Common Stock allocable to each holder of record of Temple-Inland Common Stock as of close of business on the Forestar Distribution Record Date or the Guaranty Distribution Record Date, as applicable, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions as soon as practicable after the applicable Distribution, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Forestar Common Stock or Guaranty Common Stock, as the case may be, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Forestar and Guaranty, as the case may be, shall bear the cost of brokerage fees incurred in connection with these sales of fractional shares, which sales shall occur as soon after the applicable Distribution Date as practicable and as determined by the Distribution Agent. None of Temple-Inland, Forestar, Guaranty or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Forestar Common Stock or Guaranty Common Stock. None of Temple-Inland, Forestar or Guaranty will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Temple-Inland, Forestar or Guaranty.
          Section 4.3 Unclaimed Shares or Cash.
          (a) Any Forestar Common Stock or cash in lieu of fractional shares with respect to Forestar Common Stock that 180 days after the Forestar Distribution Date remains unclaimed by holders of Temple-Inland Common Stock on the Forestar Distribution Record Date shall be delivered to Forestar. Forestar shall hold all such Forestar Common Stock and cash for the account of such stockholders and any such stockholder shall look only to Forestar for such Forestar Common Stock and cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws. Forestar shall indemnify the Temple-Inland Indemnitees in accordance with ARTICLE VII hereof for all claims relating to such Forestar Common Stock and cash so delivered to Forestar.
          (b) Any Guaranty Common Stock or cash in lieu of fractional shares with respect to Guaranty Common Stock that 180 days after the Guaranty Distribution Date remains unclaimed by holders of Temple-Inland Common Stock on the Guaranty Distribution Record Date shall be delivered to Guaranty. Guaranty shall hold all such Guaranty Common Stock and cash for the account of such stockholders and any such stockholder shall look only to Guaranty for such Guaranty Common Stock and cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property laws. Guaranty shall indemnify the Temple-Inland Indemnitees in accordance with ARTICLE VII hereof for all claims relating to such Guaranty Common Stock and cash so delivered to Guaranty.
          (c) No interest shall be paid on cash held in lieu of fractional shares under Section 4.3(a) or Section 4.3(b).
          Section 4.4 Actions in Connection with the Distributions.
          (a) Each of Forestar and Guaranty shall file with the Commission such amendments and supplements to their respective Form 10s as Temple-Inland may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to their respective Form 10s, Information Statements or a Current Report on Form 8-K as may be required by the Commission or federal, state or foreign securities Laws. Each of Forestar and Guaranty shall mail to the holders of Temple-Inland Common Stock, at such time on or prior to the Forestar Distribution Date or the Guaranty Distribution Date, as applicable, as Temple-Inland shall determine, the Information Statement included in its Form 10 (or as filed as an exhibit to a Current Report on Form 8-K for such Party), as well as any other information concerning Forestar or Guaranty, as applicable, their business, operations and management, the Plan of Separation and such other matters as Temple-Inland shall reasonably determine are necessary and as may be required by Law.
          (b) Each of Forestar and Guaranty shall also cooperate with Temple-Inland in preparing, filing with the Commission and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Plan of Separation or other transactions contemplated by this Agreement and the Ancillary Agreements. Promptly after receiving a request from Temple-Inland, to the extent requested, each of Forestar and Guaranty shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Temple-Inland determines is necessary or desirable to effectuate the applicable Distribution, and Temple-Inland, Forestar and Guaranty shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

          (c) Promptly after receiving a request from Temple-Inland, each of Forestar and Guaranty shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on the NYSE of the Forestar Common Stock and the Guaranty Common Stock, as applicable, to be distributed in the applicable Distribution, subject to official notice of Distribution.
          (d) Nothing in this Section 4.4 shall be deemed, by itself, to shift Liability for any portion of such Form 10s or Information Statements to Temple-Inland.
          Section 4.5 Sole Discretion of Temple-Inland. Temple-Inland shall, in its sole and absolute discretion, determine each of the Forestar Distribution Date and the Guaranty Distribution Date and all terms of the Distributions, including the form, structure and terms of any transactions and/or offerings to effect each Distribution and the timing of and conditions to the consummation thereof. In addition, Temple-Inland may, in accordance with Section 11.11, at any time and from time to time until the completion each such Distribution, decide to abandon any or each of the Distributions or modify or change the terms of any or each of the Distributions, including by accelerating or delaying the timing of the consummation of all or part of any or each of the Distributions. None of Forestar, Guaranty, any other member of the Forestar Group or the Guaranty Group, any Forestar Employee or Guaranty Employee or any third party shall have any right or claim to require the consummation of the Plan of Separation or any or each of the Distributions, each of which shall be effected at the sole discretion of the board of directors of Temple-Inland.
          Section 4.6 Conditions to the Distributions. Subject to Section 4.5, the following are conditions to the consummation of each of the Distributions. The conditions are for the sole benefit of Temple-Inland and shall not give rise to or create any duty on the part of Temple-Inland or the board of directors of Temple-Inland to waive or not waive any such condition:
          (a) The applicable Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto, and the applicable Information Statement shall have been mailed to the holders of Temple-Inland Common Stock who held Temple-Inland Common Stock as of the Forestar Distribution Record Date and the Guaranty Distribution Record Date, as applicable;
          (b) With respect to the (i) Forestar Distribution, the Forestar Common Stock to be delivered in the Forestar Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution and (ii) Guaranty Distribution, the Guaranty Common Stock to be delivered in the Guaranty Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;
          (c) Prior to the Forestar Distribution and the Guaranty Distribution, respectively, Temple-Inland shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to Temple-Inland (in its sole discretion), and such ruling shall remain in effect as of the applicable Distribution Date, to the effect, among other things, that (i) such Distribution, together with certain related transactions, will qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, (ii) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the stockholders of Temple-Inland upon their receipt of Forestar Common Stock or Guaranty Common Stock, as the

case may be, pursuant to such Distribution; and (iii) no gain or loss will be recognized by Temple-Inland pursuant to such Distribution;
          (d) Prior to the Forestar Distribution and the Guaranty Distribution, respectively, Temple-Inland shall have obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, its tax counsel, in form and substance satisfactory to Temple-Inland (in its sole discretion), substantially to the effect that, among other things, such Distribution, together with certain related transactions, should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code;
          (e) Prior to the Forestar Distribution and the Guaranty Distribution, respectively, Temple-Inland shall have obtained a surplus and solvency opinion(s) from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., in form and substance satisfactory to Temple-Inland (in its sole discretion), substantially to the effect that, among other things: (i) Temple-Inland has adequate surplus under Delaware law to declare the applicable Distribution dividend and (ii) following the applicable Distribution, Temple-Inland, on the one hand, and Forestar or Guaranty, as applicable, on the other hand, will be solvent and adequately capitalized;
          (f) Any material Governmental Approvals and other Consents necessary to consummate the applicable Distribution or any portion thereof shall have been obtained and be in full force and effect, including the regulatory approvals listed or described on Schedule 4.6(f);
          (g) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the applicable Distribution shall be in effect, and no other event outside the control of Temple-Inland shall have occurred or failed to occur that prevents the consummation of all or any portion of the applicable Distribution;
          (h) With respect to the Forestar Distribution, the financing transactions described in the Forestar Information Statement as having occurred prior to the Forestar Distribution Date shall have been consummated on or prior to the Forestar Distribution Date; and
          (i) The board of directors of Temple-Inland shall have approved the applicable Distribution, which approval may be given or withheld at its absolute and sole discretion.
ARTICLE V
CERTAIN COVENANTS
          Section 5.1 Legal Names and Other Parties’ Trademarks.
          (a) Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the applicable Relevant Time but in any event within six months thereafter, each Party shall cease (and shall cause all of the other members of its Group to cease) (i) making any use of any names or Trademarks that include (A) any of the Trademarks of any other Parties or such other Parties’ Subsidiaries or Affiliates (including, in the case of Forestar and Guaranty, “Temple-Inland” or “Temple-Inland Inc.”) and (B) any names or Trademarks related thereto, including any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Parties and their Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with any of the other Parties or such Parties’ Subsidiaries or Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) stating in any advertising or any other communication that it is formerly a Temple-Inland affiliate or otherwise describing its historical relationships with Temple-Inland, the other Party and their respective Subsidiaries or (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the Consent of the Party owning such Other Party Mark. In furtherance of the foregoing, as soon as practicable but in no event later than six months following the applicable Relevant Time, each Party and the members of each Party’s Group shall, and shall cause each of its Affiliates to remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Subsidiaries’ and Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by any of the Parties or any of their Subsidiaries or Affiliates of any of the Other Party Marks as permitted in this Section 5.1 is subject to their compliance with the quality control requirements and guidelines in effect for the Other Party Marks as of the Effective Time. No use of the term “Guaranty Bank” shall be made by any Party that violates applicable Law.
          (b) Notwithstanding the foregoing requirements of Section 5.1(a), if any Party or any member of a Party’s Group exercised good faith efforts to comply with Section 5.1(a) but is unable, due to regulatory or other circumstances beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s corporate name, then the relevant Party or its Group member will not be deemed to be in breach hereof if it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within 12 months after the applicable Relevant Time, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s corporate name, which includes references to “Forestar,” “Guaranty,” or “Temple-Inland” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.
          (c) Notwithstanding the foregoing requirements of Section 5.1(a), Forestar and Guaranty shall not be required to change any name including the phrase “Temple-Inland” in any third-party contract, lease, indenture or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) Forestar and Guaranty on a prospective basis from and after the applicable Relevant Time, shall change the name in any new or amended third-party contract or license or property record and (ii) Forestar and Guaranty shall not advertise or make public any continued use of the “Temple-Inland” name permitted by this Section 5.1(c).

     Section 5.2 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.
          (a) Each Party agrees that during the period ending 180 days following the applicable Relevant Time (and with the consent of the other applicable Party, which consent shall not be unreasonably withheld or delayed, during any period of time after such 180-day period reasonably requested by such requesting Party, so long as there is a reasonable business purpose for such request) and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for any of the fiscal years 2003, 2004, 2005, 2006, and 2007, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and such Party’s management’s assessment thereof, and each Party’s management’s assessment of such Party’s disclosure controls and procedures:
          (i) Annual Financial Statements. Each Party shall provide or provide access to the other Parties on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated by the Commission and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “2007 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Parties’ auditors with respect to information to be included or contained in such other Parties’ annual financial statements and to permit such other Party’s auditors and management to complete the 2007 Internal Control Audit and Management Assessments.
          (ii) Access to Personnel and Records. Each audited Party shall authorize, and use its commercially reasonable efforts to cause, its respective auditors to make available to each other Parties’ auditors (each such other Parties’ auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they consider necessary to conduct the 2007 Internal Control Audit and Management Assessments.

          (b) Amended Financial Reports. In the event a Party restates any of its financial statements that includes such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation as of the end of and for the fiscal years 2005, 2006 and 2007, such Party will deliver to the other Parties a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Parties as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Parties’ financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Parties, in connection with the other Parties’ preparation of any Amended Financial Reports.
          (c) Financials; Outside Auditors. If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X promulgated by the Commission or otherwise, to include in its Exchange Act filings audited financial statements or other information of any other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.
          (d) Third Party Agreements. Nothing in this Section 5.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.
     Section 5.3 No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.
          (a) Each of the Parties agrees that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party hereto to engage in any business or other activity that competes with the business of any other Party, or (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area. Except as expressly provided in Section 5.3 hereof or in any Ancillary

Agreement, Temple-Inland and the Temple-Inland Group shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as Forestar, Guaranty or their respective Groups, (ii) do business with any client or customer of Forestar, Guaranty or their respective Groups, and (iii) employ or otherwise engage any officer or employee of Forestar, Guaranty or their respective Groups, and neither Temple-Inland nor the Temple-Inland Group nor any officer or director thereof, as an officer or director of Temple-Inland or any member of the Temple-Inland Group, shall be liable to Forestar, Guaranty and their respective Groups or their stockholders for breach of any fiduciary duty by reason of any such activities of Temple-Inland or the Temple-Inland Group or of such Person’s participation therein.
          (b) In the event that Temple-Inland or any other member of the Temple-Inland Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Temple-Inland or any other member of the Temple-Inland Group and Forestar, Guaranty or any other member of their respective Groups, neither Temple-Inland nor any other member of the Temple-Inland Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to Forestar, Guaranty or any other member of their respective Groups and shall not be liable to Forestar, Guaranty or any other member of their respective Group or to Forestar or Guaranty’s stockholders for breach of any fiduciary duty as a stockholder of Forestar or Guaranty by reason of the fact that Temple-Inland or any other member of the Temple-Inland Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to Forestar, Guaranty or any other member of their respective Groups.
          (c) In the event that Forestar, Guaranty or any other member of their respective Groups acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Temple-Inland or any other member of the Temple-Inland Group and Forestar, Guaranty or any other member of their respective Groups, neither Forestar, Guaranty nor any other member of their respective Groups nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to Temple-Inland or any other member of the Temple-Inland Group and shall not be liable to Temple-Inland or any other member of the Temple-Inland Group or to Temple-Inland’s stockholders for breach of any fiduciary duty as a stockholder of Temple-Inland by reason of the fact that Forestar, Guaranty or any other member of their respective Groups pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to Temple-Inland or any other member of the Temple-Inland Group.
          (d) In the event that Forestar, Guaranty or any other member of their respective Groups acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Forestar, Guaranty or any other member of their respective Groups, neither Forestar, Guaranty nor any other member of their respective Groups, as applicable, nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to Forestar, Guaranty or any other member of their respective Groups, as applicable, and shall not be liable to Forestar, Guaranty or any other member of their respective Groups or Forestar or Guaranty ‘s stockholders, as applicable, for breach of any fiduciary duty as a stockholder of Forestar or Guaranty, as applicable, by reason of the fact that Forestar, Guaranty or any other member of their respective Groups pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to Forestar or Guaranty or any other member of their respective Groups.

          (e) For the purposes of this Section 5.3, “corporate opportunities” of Forestar, Guaranty or any other member of their respective Groups shall include, but not be limited to, business opportunities that Forestar, Guaranty or any other member of their respective Groups are financially able to undertake, that are, by their nature, in a line of business of Forestar, Guaranty or any other member of their respective Groups, including the Real Estate Business and the Financial Services Business, are of practical advantage to them and are ones in which Forestar, Guaranty or any other member of their respective Groups have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Temple-Inland or any other member of the Temple-Inland Group or any of their officers or directors will be brought into conflict with that of Forestar, Guaranty or any other member of their respective Groups, and “corporate opportunities” of Temple-Inland or any other member of the Temple-Inland Group shall include, but not be limited to, business opportunities that Temple-Inland or any other member of the Temple-Inland Group are financially able to undertake, that are, by their nature, in a line of business of Temple-Inland or any other member of the Temple-Inland Group, including the Retained Business, are of practical advantage to them and are ones in which Temple-Inland or any other member of the Temple-Inland Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Forestar, Guaranty or any other member of their respective Groups or any of their officers or directors will be brought into conflict with that of Temple-Inland or any other member of the Temple-Inland Group.
ARTICLE VI
CONTINGENT GAINS AND LIABILITIES AND UNALLOCATED ASSETS
AND LIABILITIES
     Section 6.1 Unallocated Assets and Contingent Gains.
          (a) As of the Date of this Agreement, the Parties have identified no Unallocated Assets. There shall be a presumption that any Asset not explicitly addressed in this Agreement or set forth in the Schedules hereto is intended to be a Real Estate Asset, a Financial Services Asset, or a Retained Business Asset. Such presumption may only be overcome by clear and convincing evidence to the contrary. Any dispute as to the proper characterization of an Asset not specifically addressed by this Agreement shall be resolved under Section 6.4.
          (b) To the extent any benefit is received from any Unallocated Asset, that benefit (net of costs to realize the benefit) shall be shared among the Parties in proportion to their Allocated Percentage, respectively, and shall be paid in accordance with Section 6.3.
          (c) As of the Date of this Agreement, all Contingent Gains known to the Parties are identified in Schedules 1.1(39), 1.1(41), and 1.1(43), and such Contingent Gains are either Real Estate Assets, Financial Services Assets or Retained Business Assets, as provided in Section 1.1(121), Section 1.1(47), and Section 1.1(131), respectively.

          (d) Pursuant to the provisions of Section 6.4, Contingent Gains not specifically addressed by this Agreement shall be referred to the Contingent Claim Committee for determination of whether the Contingent Gain is an Exclusive Forestar Contingent Gain, an Exclusive Guaranty Contingent Gain, an Exclusive Temple-Inland Contingent Gain, or an Unallocated Asset. There shall be a presumption that any Contingent Gain not explicitly addressed by this Agreement or set forth in the Schedules hereto is intended to be either a Real Estate Asset, a Financial Services Asset, or a Retained Business Asset. Such presumption may only be overcome by clear and convincing evidence to the contrary.
          (e) Any Contingent Gain determined by the Contingent Claim Committee to be an Exclusive Forestar Contingent Gain shall be a Real Estate Asset, and shall be administered by Forestar, and Forestar shall have the sole right to any benefit therefrom.
          (f) Any Contingent Gain determined by the Contingent Claim Committee to be an Exclusive Guaranty Contingent Gain shall be a Financial Services Asset, and shall be administered by Guaranty, and Guaranty shall have the sole right to any benefit therefrom.
          (g) Any Contingent Gain determined by the Contingent Claim Committee to be an Exclusive Temple-Inland Contingent Gain shall be a Retained Business Asset, and shall be administered by Temple-Inland, and Temple-Inland shall have the sole right to any benefit therefrom.
          (h) Any Asset or Contingent Gain determined by the Contingent Claim Committee to be an Unallocated Asset shall be administered by Temple-Inland. Temple-Inland shall have sole and exclusive authority to commence, assign, prosecute, settle, manage, control, conduct, waive, forgo, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Unallocated Asset. As soon as commercially practicable, any Unallocated Asset shall be monetized and the proceeds distributed in accordance with Section 6.1(b). Neither Forestar nor Guaranty shall take, or permit any of their respective Subsidiaries to take, any action (including commencing any claim) that would interfere with such rights and powers of Temple-Inland to determine all matters and take all actions with respect to any Unallocated Asset.
          (i) Temple-Inland shall notify the other Parties in the event that it commences an Action with respect to an Unallocated Asset; provided that the failure to provide such notice shall not give rise to any rights on the part of the other Parties or against Temple-Inland or affect any other provision of this Section 6.1. Each of Forestar and Guaranty acknowledges (A) that Temple-Inland may elect not to pursue any Action regarding any Unallocated Asset for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than the other Parties might have or any business reasons that are in the best interests of Temple-Inland or a member of the Temple-Inland Group, without regard to the best interests of any other Party or its Subsidiaries), and (B) that no member of the Temple-Inland Group shall have any Liability to any Person (including any other Party or its Subsidiaries) as a result of any such determination.
     Section 6.2 Unallocated Liabilities.
          (a) As of the Date of this Agreement, the Parties have listed on Schedule 1.1(165)(iii) all Liabilities known to the Parties that they intend to be Unallocated Liabilities. If a

Liability is not explicitly addressed in this Agreement or set forth in the Schedules, the Parties shall be presumed to have intended that the Liability be a Real Estate Liability, a Financial Services Liability or a Retained Business Liability. Such presumption may only be overcome by clear and convincing evidence to the contrary.
          (b) Each of the Parties shall be responsible for its Allocated Percentage of any Unallocated Liability.
          (c) As of the Date of this Agreement, the Parties have listed or described on Schedules 1.1(40), 1.1(42)and 1.1(44), all Contingent Liabilities known to them. Each of those Contingent Liabilities is a Real Estate Liability, a Financial Services Liability or a Retained Business Liability pursuant to Section 1.1(124), Section 1.1(49) and Section 1.1(133), respectively. If a Contingent Liability is not explicitly addressed in this Agreement or set forth in the Schedules, there shall be a presumption that the Parties intended the Contingent Liability to be a Real Estate Liability, a Financial Services Liability or a Retained Business Liability. Such presumption may only be overcome by clear and convincing evidence to the contrary.
          (d) After the Effective Time, if a Contingent Liability is identified that is not explicitly addressed in the Agreement or set forth in the Schedules, the Contingent Liability shall be referred to the Contingent Claim Committee to determine responsibility for the Contingent Liability pursuant to the provisions of Section 6.4.
          (e) Except as set forth in Schedule 1.1(164)(iii), Temple-Inland shall assume the defense of, and may seek to settle or compromise, any claim determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Unallocated Liability. The costs and expenses of the defense or liquidation of an Unallocated Liability shall be included in the calculation of the amount of the applicable Unallocated Liability in determining the reimbursement obligations of the other Parties with respect thereto. The Parties shall cooperate in the defense as provided in Section 6.6.
          (f) For each of the matters listed or described on Schedule 1.1(164)(iii), to the extent identifiable, the Schedule states the Party that shall be responsible for administering each Contingent Liability that relates to, arises out of or results from that matter. Additionally, the Schedule states any special procedures to be applied in administering or allocating any Unallocated Liability associated with each matter listed or described on that Schedule.
     Section 6.3 Payments.
          (a) The Party responsible for the administration of an Unallocated Asset or an Unallocated Liability shall be entitled to reimbursement of each other Party’s Allocated Percentage of all costs and expenses incurred in respect of such Unallocated Asset or Unallocated Liability by that Party or a member of its Group. The reimbursable costs and expenses include those costs and expenses incurred in an Action related to an Unallocated Asset or Unallocated Liability and those costs and expenses may be invoiced periodically in advance of a final determination of any such Action. Payment shall be due promptly after the responsible Party submits its invoice for such amount, provided that the Party responsible for administration shall provide reasonable supporting information for an invoice upon a request made within a reasonable time by a Party receiving an invoice.

          (b) In the case of any Unallocated Asset, Temple-Inland shall be entitled to retain from the amount of money realized from the Unallocated Assets and otherwise payable to the other Party, each other Party’s respective Allocated Percentage of the costs and expenses paid or incurred by or on behalf of any member of the Temple-Inland Group in connection with such Unallocated Assets.
          (c) The term “costs and expenses” as used in reference to those costs and expenses that are to be reimbursed to the Party shall be broadly construed to include all costs and expenses incurred and attributable directly or indirectly to either the recovery or liquidation of an Unallocated Asset or to the defense or liquidation of an Unallocated Liability, including allocated costs of in-house counsel and other personnel, expert witness fees, reproduction expenses and the cost of deposition copies (video, electronic and hardcopy). The term “costs and expenses” shall include any cost or expense paid or incurred by or on behalf of any member of the responsible Party’s Group in respect of any such recovery, defense or liquidation.
          (d) Any amounts billed and properly payable in accordance with this Section 6.3 that are not paid within 45 days of such bill shall bear interest at the lesser of (i) Prime Rate plus 2% per annum or (ii) the maximum contractual rate permitted by Law, from the date of invoice until paid. Adjustments to the interest rate based on the Prime Rate shall be made as of the first Business Day of each week based upon the Prime Rate at the close of the most recent prior Business Day.
     Section 6.4 Procedures to Determine Status of Liability or Asset.
          (a) As of the Effective Time, the Parties will form a Contingent Claim Committee of three persons comprised of the general counsel or chief legal officer of each of the Parties, or their respective delegates, for the purpose of resolving whether:
          (i) any Liability not specifically characterized in this Agreement or its Schedules, whose proper characterization is disputed, is a Real Estate Liability, a Financial Services Liability, a Retained Business Liability, or an Unallocated Liability; or
          (ii) any Asset not specifically characterized in this Agreement or its Schedules, whose proper characterization is disputed, is a Real Estate Asset, a Financial Services Asset, a Retained Business Asset, or an Unallocated Asset.
          (b) If any Party or any of its Subsidiaries shall receive notice or otherwise learn of an Asset that may reasonably be determined to be a Contingent Gain or an Unallocated Asset, or the assertion of a Third Party Claim which may reasonably be determined to be a Contingent Liability or an Unallocated Liability, not specifically characterized in this Agreement or its Schedules, such Party shall give the other Parties and the Contingent Claim Committee written notice thereof promptly (and in any event within 15 days) after such Person becomes aware of such Asset, Liability or Third Party Claim. Thereafter, the Party shall deliver to the Contingent Claim Committee, promptly (and in any event within 10 calendar days) after the Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Party or the member of such Party’s Group relating to the matter.

          (c) If a dispute shall arise between any of the Parties or among all of the Parties as to the proper characterization of any Asset or Liability (other than one covered under Section 6.4(b)), then any Party may refer that dispute to the Contingent Claim Committee for resolution in the same manner as is set forth for a Third Party Claim or an Asset or Contingent Gain that may be an Unallocated Asset.
          (d) The Contingent Claim Committee’s determination (which shall be made within 30 days of such referral), if unanimous, shall be binding on all of the Parties and their respective successors and assigns. The good faith determination of any two members of the Contingent Claim Committee shall be binding for the characterization of all Assets or Liabilities concerning less than $100,000 (severally, or for related matters, in the aggregate). For all matters referred to the Contingent Claim Committee that concern $100,000 or more (severally, or for related matters, in the aggregate), if the Contingent Claim Committee cannot reach a unanimous determination as to the characterization of an Asset or Liability within 30 days after referral of the issue such matters shall be submitted for arbitration under the procedures set forth in ARTICLE IX of this Agreement; provided, however, that no Dispute Notice or prior negotiations as set forth in Section 9.1 shall be required. The outcome of the arbitration pursuant to ARTICLE IX shall be final and binding on all Parties, their Subsidiaries and their respective successors and assigns.
          (e) In resolving, with respect to any Action not specifically addressed in this Agreement (regardless of whether such matters are currently pending but not set forth or are asserted or filed hereafter), whether
          (i) any Contingent Gain is an Exclusive Temple-Inland Contingent Gain, an Exclusive Forestar Contingent Gain, or an Exclusive Guaranty Contingent Gain or an Unallocated Asset, or
          (ii) any Contingent Liability is an Exclusive Temple-Inland Contingent Liability, an Exclusive Forestar Contingent Liability, an Exclusive Guaranty Contingent Liability, or an Unallocated Liability,
the characterization of Contingent Gains and Contingent Liabilities reflected in Schedules 1.1(39), 1.1(40), 1.1(41), 1.1(42), 1.1(43), and 1.1(44), whereby the Parties have assigned existing claims based on whether the claim principally relates to the Retained Business, the Real Estate Business or the Financial Services Business shall be considered and used as a precedential guide.
          (f) Temple-Inland may commence prosecution or defense of such matters pending decision of the Contingent Claims Committee (or arbitration decision, if applicable), but shall not be obligated to do so. If Temple-Inland commences any such prosecution or defense and subsequently Forestar or Guaranty is determined hereunder to have the exclusive right or obligation to such claim or right, then, upon the request of Forestar or Guaranty, Temple-Inland shall promptly discontinue the prosecution or defense of such matter and transfer the control thereof to Forestar or Guaranty, as applicable. In such event, Forestar or Guaranty will reimburse Temple-Inland for all costs and expenses incurred prior to resolution of such dispute in the prosecution or defense of such claim or right.

          (g) At any time or from time to time prior to the Effective Time, the General Counsel of Temple-Inland, following consultation with the designated person to be the chief legal officers of Forestar and Guaranty, may amend or supplement any of Schedules 1.1(39), 1.1(41), or 1.1(43).
          Section 6.5 Certain Case Allocation Matters. The Parties agree that if any Action not listed or described on Schedules 1.1(50)(vi), 1.1(123)(vi) or 1.1(133)(vi) involves separate and distinct claims that, if not joined in a single Action, would constitute separate Liabilities of different Parties, they will use their commercially reasonable efforts to segregate such separate and distinct claims so that the Liabilities associated with each such claim (including all costs and expenses incurred after an agreed segregation of the claims) shall be treated as Liabilities of the appropriate Party and so that each Party shall have the rights and obligations with respect to each such claim (including pursuant to this ARTICLE VI as would have been applicable had such claims been commenced as separate Actions). Unless otherwise explicitly provided in this Agreement, (a) all costs and expenses associated with such claims and incurred prior to the agreed segregation of the claims shall be shared in accordance with their Allocated Percentages, and (b) this Section 6.5 shall not apply to any separate and distinct claim that is de minimis or frivolous in nature.
          Section 6.6 Cooperation in Defense and Settlement.
          (a) With respect to any Third Party Claim that implicates two or more Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, such Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for such Parties the attorney-client privilege, joint defense or other privilege with respect thereto).
          (b) To the extent there are documents, other materials, access to employees or witnesses related to or from a Party that is not responsible for the defense or Liability of a particular Action, such Party shall provide to the other Party or Parties reasonable access to documents, other materials, employees, and shall permit employees, officers and directors to cooperate as witnesses in the defense of such Action.
          (c) Each of Temple-Inland, Forestar and Guaranty agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a third party with respect to which a Party (or one of its Subsidiaries) is a named defendant, but the defense of such Action and any recovery in such Action is otherwise not a Liability allocated under this Agreement or any Ancillary Agreement to that Party, then each other Party (or members of its Group) also named in the Action shall use commercially reasonable efforts to cause each named Party (or its Subsidiary) not responsible for the Liability to be dismissed as a defendant from such Action, and the Party (or its Subsidiary) without responsibility for the Liability shall not be required to make any payments or contribution to the other Parties in connection therewith and shall be entitled to the full benefit of any indemnification provided in this Agreement or any Ancillary Agreement.

          (d) In the case of any Action involving a matter contemplated by Section 6.6(c), (i) if there is a conflict of interest that under applicable rules of professional conduct would preclude legal counsel for one Party or one of its Subsidiaries representing another Party or one of its Subsidiaries or (ii) if any Third Party Claim seeks equitable relief that would restrict or limit the future conduct of the non-responsible Party or one of its Subsidiaries or such Party’s business or operations of a Party or its Subsidiaries or Ventures, then the non-responsible Party shall be entitled to retain, at its expense, separate legal counsel to represent its interest and to participate in the defense, compromise, or settlement of that portion of the Third Party Claim against that Party or one of its Subsidiaries.
          (e) It shall not be a defense to any obligation by any Party to pay any amount in respect of any Unallocated Liability that such Party was not consulted in the defense thereof, that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Party does not approve of the quality or manner of the defense thereof or that such Unallocated Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability; provided, however, that none of the Parties shall settle an Unallocated Liability in a manner which would restrict or limit the future conduct of another Party’s business or operations (or any of its Subsidiaries or Ventures) without such other Party’s consent.
          (f) If served with a citation or other writ or process in a proceeding that may involve a matter to be determined by the Contingent Claim Committee, Forestar or Guaranty (or any member of their respective Groups) shall notify the General Counsel of Temple-Inland promptly and shall take such steps as are required to avoid a failure to answer or otherwise appear or respond timely.
          Section 6.7 Responsibility for Third Party Claims; Contribution; Insolvency.
          (a) A Party assigned a Contingent Liability as its exclusive liability shall have the sole responsibility and have full power and authority to manage the defense of the claim, including whether to settle, and shall have sole responsibility, as among each Party’s respective Group, for the costs, expenses, Liabilities and judgments associated with the Action, notwithstanding that any member of the Forestar Group (with respect to an Exclusive Forestar Contingent Liability), any member of the Guaranty Group (with respect to an Exclusive Guaranty Contingent Liability), or any member of the Temple-Inland Group (with respect to an Exclusive Temple-Inland Contingent Liability) may have been named or remained a party defendant to the Action.
          (b) Any Party paying an amount of money in excess of its Allocated Percentage of an Unallocated Liability (“Excess Payment”) shall have a right of contribution to recover the Excess Payment severally from the other Parties, with those Parties contributing to the payment of the Excess Payment amount an amount that equals its unpaid Allocated Percentage of the Unallocated Liability. If a Party against whom a right of contribution matures is insolvent or unable to pay its debts as they come due or is in bankruptcy or any similar insolvency proceeding (“Insolvent Party”), then any solvent member of the Insolvent Party’s Group shall be obligated to make the contribution payment due from the Insolvent Party (subject to any limitation imposed by Law). If no member of an Insolvent Party’s Group can pay the Insolvent Party’s Allocated Percentage of an Unallocated Liability in whole or in part, then the other Parties shall pay the unpaid Allocated Percentage in the same proportions that each paying Party’s Allocated Percentage bears to the sum of all paying Parties’ Allocated Percentages.
          (c) If a Party responsible for the management of the recovery of a Contingent Gain or the defense of a Contingent Liability becomes an Insolvent Party, the other Parties acting unanimously shall have the right to designate any member of the Insolvent Party’s Group as the Person responsible for the management of the recovery or defense, provided the Person so designated accepts the designation. If no able member of the Insolvent Party’s Group is willing to accept the designation, then the other Parties acting unanimously may delegate one of them (or a member of their respective Group) to be responsible for the recovery of the Contingent Gain or the defense of a Contingent Liability. Failing any such delegation, then Parties (or members of their Group) named as parties in a proceeding where (i) a Contingent Liability is asserted or (ii) a Contingent Gain is a subject of the proceeding, shall be responsible for defending that Contingent Liability or asserting the right to the Contingent Gain or the amount necessary to liquidate the Contingent Gain. Any Person acting as the substitute Party responsible for a defense or a recovery under this Section 6.7(c) shall have the full right of contribution for the defense of Contingent Liabilities and any indemnity provided in this Agreement or an Ancillary Agreement and the full right of offset of costs and expenses against recoveries of Contingent Gains provided in this Agreement.
ARTICLE VII
RELEASES AND INDEMNIFICATION
          Section 7.1 Release of Pre-Distribution Claims.
          (a) When used in this ARTICLE VII with reference to any or all members of a particular Group or Groups, the term “Related Persons” shall mean the directors, officers, agents or employees of those members when acting in those capacities (including all those Persons who served in any of those capacities at any time prior to the Relevant Time), together with their respective heirs, executors, administrators, successors and assigns. Except (A) as provided in Section 7.1(b), (B) as may be otherwise expressly provided in this Agreement or any Ancillary Agreement and (C) for any matter for which any Person is entitled to indemnification or contribution pursuant to this ARTICLE VII:
          (i) Temple-Inland, for itself and, to the extent of its power and authority, each of its Subsidiaries and their respective Related Persons, does hereby remise, release and forever discharge the members of the Guaranty Group and of the Forestar Group and their respective Related Persons from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), that exist, arise or result (A) from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Relevant Time or (B) any conditions existing or alleged to have existed on or before the Relevant Time, including (x) negligent acts or failures to act, even if grossly negligent and (y) acts or failures to act in connection with the Plan of Separation and all other activities to implement the Distributions and any of the other transactions contemplated under this Agreement or any of the Ancillary Agreements.
          (ii) Guaranty, for itself and, to the extent of its power and authority, each of its Subsidiaries and their respective Related Persons, does hereby remise, release and forever discharge the members of the Temple-Inland Group and of the Forestar Group and their respective Related Persons from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution) that exist, arise or result (A) from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Relevant Time, or (B) any conditions existing or alleged to have existed on or before the Relevant Time, including (x) negligent acts or failures to act, even if grossly negligent and (y) acts or failures to act in connection with the Plan of Separation and all other activities to implement the Distributions and any of the other transactions contemplated under this Agreement or any of the Ancillary Agreements.
          (iii) Forestar, for itself and, to the extent of its power and authority, each of its Subsidiaries and their respective Related Persons, does hereby remise, release and forever discharge the members of the Temple-Inland Group and of the Guaranty Group and their respective Related Persons from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), that exist, arise or result (A) from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Relevant Time, or (B) any conditions existing or alleged to have existed on or before the Relevant Time, including (x) negligent acts or failures to act, even if grossly negligent and (y) acts or failures to act in connection with the Plan of Separation and all other activities to implement the Distributions and any of the other transactions contemplated under this Agreement or any of the Ancillary Agreements.
          (iv) Notwithstanding anything to the contrary in the foregoing subparts (i)-(iii), nothing in this Agreement shall remise, release or discharge any rights or claims that any Party, the members of its Group, or their respective Related Persons may have against any director, officer, agent, representative or employee of any member of that Party’s Group as a result of any Knowing Violation of Law, fraud or intentional misrepresentation by such director, officer, agent or employee of any member of that Party’s Group.
          (b) Nothing contained in Section 7.1(a) shall impair or otherwise affect any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings unrelated to the Plan of Separation and explicitly contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Relevant Time. In addition, nothing contained in Section 7.1(a) shall release any Person from:
          (i) any Liability Assumed, Transferred or allocated to a Party or one of its Subsidiaries pursuant to or contemplated by this Agreement or any Ancillary Agreement including (A) with respect to Forestar, any Real Estate Liability, (B) with respect to Guaranty, any Financial Services Liability and (C) with respect to Temple-Inland, any Retained Business Liability;

          (ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Relevant Time;
          (iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;
          (iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Relevant Time between any Party or one of its Subsidiaries, on the one hand, and any other Party or Parties or their respective Subsidiaries or Related Persons, on the other hand;
          (v) any Liability with respect to an Unallocated Liability pursuant to Section 6.2;
          (vi) any Liability that any of the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against any of the other Parties, their Subsidiaries, Related Persons or Ventures by a third party, which Liability shall be governed by the provisions of the other sections of this ARTICLE VII and, if applicable, the appropriate provisions of the Ancillary Agreements; or
          (vii) any Liability of Related Persons to any Party, its Subsidiaries, or their respective Related Persons, for goods, services or property received, purchased or leased, or to be received, purchased or released, or due on a value-received basis for work done or to be done or under any Contract made after the Relevant Time.
In addition, nothing contained in Section 7.1(a) shall release one Party from indemnifying any director, officer, agent or employee of another Party or its Subsidiaries, who was a director, officer, agent or employee of the first Party or any of its Affiliates on or prior to the Relevant Time, to the extent such director, officer, agent or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Relevant Time. Specifically, if an obligation giving rise to such Action is (A) a Retained Business Liability, Temple-Inland shall indemnify the other relevant Party, its Subsidiaries and Related Persons from such Liability, (B) a Real Estate Liability, Forestar shall indemnify the other relevant Party, its Subsidiaries and Related Persons from such Liability, or (C) a Financial Services Liability, Guaranty shall indemnify the other relevant Party, its Subsidiaries and Related Persons from such Liability, in accordance with the other provisions set forth in this ARTICLE VII.
          (c) Each Party shall not, and shall not permit, to the extent of its power and authority, any Subsidiary or Related Person to make, any claim, demand or offset, or commence any Action asserting any claim, demand or offset, including any claim of contribution or indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 7.1(a), with respect to any and all Liabilities released pursuant to Section 7.1(a).

          (d) It is the intent of each Party, by virtue of the provisions of this Section 7.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Relevant Time, whether known or unknown, between or among any Party, its Subsidiaries and their respective Related Persons, on the one hand, and any other Party, its Subsidiaries and their respective Related Persons, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Relevant Time), except as specifically set forth in Sections 7.1(a) and 7.1(b).
          (e) If any Subsidiary of a Party or any of such Party’s Related Persons initiates an Action with respect to claims released by this Section 7.1, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this ARTICLE VII.
          (f) At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it releases Liabilities pursuant to this Section 7.1 to execute and deliver releases reflecting the provisions hereof.
          Section 7.2 Indemnification by Temple-Inland. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Relevant Time, Temple-Inland shall, and shall cause the other members of the Temple-Inland Group to indemnify, defend and hold harmless the other Parties’ Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Retained Business Liabilities (including, as provided in Section 1.1(133), the Exclusive Temple-Inland Contingent Liabilities) or the Temple-Inland Percentage of any Unallocated Liabilities, (ii) (A) the Retained Business Liabilities identified in Section 1.1(133)(iv) and (B) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the Forestar Group or the Guaranty Group, as applicable, pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon information that is either furnished to any member of the Forestar Group or the Guaranty Group, as the case may be, by any member of the Temple-Inland Group or incorporated by reference by any member of the Forestar Group or the Guaranty Group, as the case may be, from any filings made by any member of the Temple-Inland Group with the Commission pursuant to the Securities Act or the Exchange Act, and then, with respect to clause (B), only if that statement or omission was made or occurred after the applicable Relevant Time, or (iii) any breach by Temple-Inland or any member of the Temple-Inland Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder. The fact another member of the Temple-Inland Group has Assumed a Liability covered by this indemnification shall not limit or preclude Temple-Inland’s obligation with respect to that Liability under this Agreement.
          Section 7.3 Indemnification by Forestar. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Relevant Time, Forestar shall, and shall cause the other members of the Forestar Group to indemnify, defend and hold harmless the other Parties’ Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Real Estate Liabilities (including, as provided in Section 1.1(123), the Exclusive Forestar Contingent Liabilities) or the Forestar Percentage of any Unallocated Liabilities, (ii) (A) the Real Estate Liabilities identified in Section 1.1(123)(iv) and (B) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the Guaranty Group or the Temple-Inland Group, as applicable, pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon information that is either furnished to any member of the Guaranty Group or the Temple-Inland Group, as the case may be, by any member of the Forestar Group or incorporated by reference by any member of the Temple-Inland Group or the Guaranty Group, as the case may be, from any filings made by any member of the Forestar Group with the Commission pursuant to the Securities Act or the Exchange Act, and then, with respect to clause (B), only if that statement or omission was made or occurred after the applicable Relevant Time, or (iii) any breach by Forestar or any member of the Forestar Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder. The fact that another member of the Real Estate Group has Assumed a liability covered by this indemnification shall not limit or preclude Forestar’s obligation with respect to that liability under this Agreement.
          Section 7.4 Indemnification by Guaranty. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Guaranty shall, and shall cause the other members of the Guaranty Group to indemnify, defend and hold harmless the other Parties’ Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Financial Services Liabilities (including, as provided in Section 1.1(50), the Exclusive Guaranty Contingent Liabilities) or the Guaranty Percentage of any Unallocated Liabilities, (ii) (A) the Financial Services Liabilities identified in Section 1.1(50)(iv), and (B) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the Temple-Inland Group or the Forestar Group, as applicable, pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon information that is either furnished to any member of the Temple-Inland Group or the Forestar Group, as the case may be, by any member of the Guaranty Group or incorporated by reference by any member of the Temple-Inland Group or the Forestar Group, as the case may be, from any filings made by any member of the Guaranty Group with the Commission pursuant to the Securities Act or the Exchange Act, and then, with respect to clause (B), only if that statement or omission was made or occurred after the applicable Relevant Time, or (iii) any breach by Guaranty or any member of the Guaranty Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder. The fact that another member of the Financial Services Group has Assumed a Liability covered by this indemnification shall not limit or preclude Guaranty’s obligation with respect to that Liability under the Agreement.
          Section 7.5 Procedures for Indemnification.
          (a) An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 7.5(b)), within 15 Business Days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such written notice).
          (b) Third Party Claims. If a claim or demand is made against a Temple-Inland Indemnitee, a Guaranty Indemnitee, or a Forestar Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this ARTICLE VII or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 calendar days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide written notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 10 Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

          (c) Other than in the case of (i) an Unallocated Liability (the defense of which shall be controlled as provided for in ARTICLE VI), (ii) any Liability being managed by a Party in accordance with any Ancillary Agreement or (iii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.11(e), Section 2.11(f) and Section 2.11(g) (the defense of which shall be controlled by the beneficiary Party), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within 30 days of the receipt of such notice from such Indemnitees. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. In the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee(s) business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter (which counsel shall be reasonably acceptable to the Indemnifying Party) and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the Indemnitee(s).
          (d) Other than in the case of an Unallocated Liability, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.5(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.
          (e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not an Unallocated Liability (which shall be governed by Section 6.4) without the Consent of the Indemnifying Party, which Consent shall not be unreasonably withheld or delayed. If an Indemnifying Party has failed to assume the defense of the Third Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

          (f) In the case of a Third Party Claim (except for any Third Party Claim that is an Unallocated Liability which, with respect to the subject matter of this Section 7.5(f), shall be governed by Section 6.4), no Indemnifying Party shall Consent to entry of any judgment or enter into any settlement of the Third Party Claim without the Consent (not to be unreasonably withheld) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is an Unallocated Liability, such matters are addressed in ARTICLE VI.
          (g) Except as otherwise provided in Section 11.20, absent Knowing Violation of Law, fraud or intentional misrepresentation by an Indemnifying Party, the indemnification provisions of this ARTICLE VII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or losses arising out of or relating to, as the case may be, any Real Estate Liability, Financial Services Liability, or Retained Business Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this ARTICLE VII against any Indemnifying Party.
          Section 7.6 Indemnification Payments. Indemnification required by this ARTICLE VII shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.
          Section 7.7 Contribution.
          (a) If the indemnification provided for in Section 7.2(ii), Section 7.3(ii) and Section 7.4(ii) is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          (b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 7.7 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7.7(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 7.7(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     Section 7.8 Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net-Tax Basis.
          (a) Any Liability subject to indemnification or contribution pursuant to this ARTICLE VII, including in respect of any Unallocated Liability, will (i) be net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) be net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) be determined on a Net-Tax Basis. Accordingly, the amount which any Indemnifying Party is required to pay to any Indemnitee pursuant to this ARTICLE VII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
          (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Indemnifiable Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this ARTICLE VII; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
          (c) The term “Net-Tax Basis” as used in this ARTICLE VII means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Indemnifiable Losses, the amount of such Liabilities will be determined net of any theoretical reduction in Tax realizable (assuming a hypothetical effective tax rate of 40%) by the Indemnitee as the result of sustaining or paying such Indemnifiable Losses after taking into account any Tax incurred on the receipt of Insurance Proceeds, and the amount of such Indemnity Payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax Liabilities that will be incurred by the Indemnitee as a result of its receipt of, or right to receive, such Indemnity Payment (as so increased), so that the Indemnitee is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the Tax basis that an Indemnitee has in its Assets.
          Section 7.9 Additional Matters; Survival of Indemnities.
          (a) The indemnity and contribution agreements contained in this ARTICLE VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder.

          (b) The rights and obligations of each Party and their respective Indemnitees under this ARTICLE VII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or Businesses or the assignment by it or its respective Subsidiaries of any and all Liabilities.
ARTICLE VIII
CONFIDENTIALITY; ACCESS TO INFORMATION
          Section 8.1 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to ARTICLE VII (in which event the provisions of such Article will govern) and without limiting the applicable provisions of ARTICLE VII, and subject to appropriate restrictions for classified, privileged or Confidential Information:
          (a) After the Relevant Time, upon the prior written request by Forestar for specific and identified information which relates to (x) Forestar or the conduct of the Real Estate Business, as the case may be, up to the Relevant Time, or (y) any Ancillary Agreement to which the relevant other Party and Forestar are parties, the other Party shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of the other Party or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.
          (b) After the Relevant Time, upon the prior written request by Guaranty for specific and identified information which relates to (x) Guaranty or the conduct of the Financial Services Business up to the Relevant Time, or (y) any Ancillary Agreement to which the other Party and Guaranty are parties, the other Party shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of the other Party or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.
          (c) After the Relevant Time, upon the prior written request by Temple-Inland for specific and identified information which relates to (x) Temple-Inland or the conduct of the Retained Business up to the Relevant Time, or (y) any Ancillary Agreement to which the other Party and Temple-Inland are parties, the other Party shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of the other Party or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.
          Section 8.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to ARTICLE VII (in which event the provisions of such Article will govern) and without limiting the applicable provisions of ARTICLE VII, from and after the Relevant Time, each of the Parties shall afford to the other Parties and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or Confidential

Information and to the requirements of any applicable state and/or federal regulation such as a Code of Conduct or Standard of Conduct, to the personnel, properties, and information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, and only for the duration such access is required, and relates to (x) such other Party or the conduct of its Business prior to the Relevant Time or (y) any Ancillary Agreement to which each of the Party requesting such access and the Party requested to grant such access are Parties. Nothing in this Section 8.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party Consent to the disclosure of such information. Each of the Parties shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information of their obligation to hold such information confidential to the same extent as is applicable to the Parties.
          Section 8.3 Witness Services. At all times from and after the Relevant Time, each of the Parties shall use its commercially reasonable efforts to make available to the other Parties, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party.
          Section 8.4 Confidentiality.
          (a) Notwithstanding any termination of this Agreement, for a period of 2 years from the Effective Time, the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning any other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the

foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.
          (b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Relevant Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Real Estate Business, the Financial Services Business, or the Retained Business, as the case may be; provided, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 8.4(a). Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written Consent of the applicable Party, except pursuant to Section 11.9.
          (c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Relevant Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Relevant Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.
          (d) Upon the written request of a Party, the other Party shall promptly, (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom). Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.
          (e) Each of the Parties shall keep confidential, safeguard and not disclose any “non-public personal information” as defined by the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., as amended from time to time, and all applicable implementing regulations and agency pronouncements related thereto, as amended from time to time (collectively, the “GLBA”) in violation of the GLBA, the Interagency Guidelines Establishing Information Security Standards, the Fair and Accurate Credit Transactions Act, the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice (the “Interagency Guidance”), or in violation of any other applicable Law.
          Section 8.5 Privileged Matters.
          (a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Relevant Time have been and will be rendered for the collective benefit of each of the members of each Party’s Group, and that each of the members of each Party’s Group should be deemed to be the client with respect to such pre-Separation services for the purposes of asserting all privileges which may be asserted under applicable Law.
          (b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Relevant Time which will be rendered solely for the benefit of Temple-Inland, Forestar or Guaranty, as the case may be. With respect to such post-Separation services, the Parties agrees as follows:
          (i) Forestar shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Real Estate Business, whether or not the privileged information is in the possession of or under the control of Temple-Inland, Forestar, or Guaranty. Forestar shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Real Estate Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Forestar, whether or not the privileged information is in the possession of or under the control of Temple-Inland, Forestar, or Guaranty;
          (ii) Guaranty shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Financial Services Business, whether or not the privileged information is in the possession of or under the control of Temple-Inland, Forestar, or Guaranty. Guaranty shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Guaranty Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Guaranty, whether or not the privileged information is in the possession of or under the control of Temple-Inland, Forestar, or Guaranty; and
          (iii) Temple-Inland shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Retained Business, whether or not the privileged information is in the possession of or under the control of Temple-Inland, Forestar, or Guaranty. Temple-Inland shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Retained Business Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Temple-Inland, whether or not the privileged information is in the possession of or under the control of Temple-Inland, Forestar, or Guaranty.
          (c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.5, with respect to all privileges not allocated pursuant to the terms of Section 8.5(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve two or more of the Parties in respect of which such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.
          (d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the Consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 30 days after notice upon the other Party requesting such Consent.
          (e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the Consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.
          (f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold Consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold Consent to waiver for any purpose except to protect its own legitimate interests.
          (g) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.5 or otherwise to prevent the production or disclosure of such privileged information.
          (h) The transfer of all information pursuant to this Agreement is made in reliance on the agreement of the Parties as set forth in Section 8.4 and Section 8.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 6.6, Section 8.1 and Section 8.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.6 and Section 8.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.6 and Section 8.5 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
          Section 8.6 Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing information or access to information to the other Party under this ARTICLE VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefore, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information or access to such information.
          Section 8.7 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this ARTICLE VIII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.
          Section 8.8 Other Agreements. The rights and obligations granted under this ARTICLE VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.
ARTICLE IX
DISPUTE RESOLUTION
          Section 9.1 Negotiation; Broad Form Arbitration.
          (a) Except as otherwise provided in Section 6.4 with regard to determinations made by the Contingent Claim Committee, any controversy, dispute or claim among any of the Parties or members of their respective Groups arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, fraud, misrepresentation, statute or constitution (collectively, “Agreement Disputes”) shall be resolved in the manner provided in this ARTICLE IX.
          (b) Except as provided in Section 6.4, each Party involved in an Agreement Dispute (either directly or because a member of its Group is involved) may initiate negotiation of any Agreement Dispute among senior management of the respective Parties by giving the other Party or Parties involved in the Agreement Dispute a written notice of the Agreement Dispute (“Dispute Notice”). The Dispute Notice shall include a statement of the Party’s position, a general summary of the arguments supporting that position, the name and title of the senior executive (which may be its general counsel or chief legal officer), who will represent the party and any other person(s) who will attend settlement meetings.

          (c) Within 10 days of receipt of the Dispute Notice, each receiving Party shall submit to the other Party or Parties a written response that includes the same information as is required to be contained in the Dispute Notice.
          (d) Any Party involved in the Agreement Dispute may impose a 30-day time limitation on negotiations initiated by a Dispute Notice. The 30-day time limitation shall run from the date that the last Party to be notified receives the Dispute Notice. A Party giving a Dispute Notice may impose a shorter period of time of reasonable duration (not less than 10 days) from receipt of the Dispute Notice to complete negotiations if the Party reasonably believes that delay in initiating arbitration (if available) likely will impair materially its rights, title or Liabilities.
          (e) The giving of the Dispute Notice shall be a condition precedent to initiating arbitration for an Agreement Dispute that is subject to arbitration, except as provided in Section 6.4. Nothing in this Section 9.1 precludes the Parties to an Agreement Dispute extending by written agreement the negotiation period after a Dispute Notice, or obligates a Party to continue negotiations after that Party declares an impasse.
          (f) If the aggregate amount in controversy, dispute or claim (or any series of related controversies, disputes or claims), as set forth both in the Dispute Notice and in any applicable response including any counterclaims, is less than $100,000, the Parties agree that such controversy, dispute or claim shall not be submitted to arbitration pursuant to Section 9.2. If the aggregate amount in controversy, dispute or claim (or any series of related controversies, disputes or claims), as set forth in either the Dispute Notice or any applicable response, is $100,000 or more and the time limitation on negotiation set in the Dispute Notice has expired, the Parties agree that such controversy, dispute or claim may be submitted to arbitration pursuant to Section 9.2. Except as provided in Section 9.1(g), Section 9.4(d), Section 9.7 and Section 11.21, the Parties to the Agreement Dispute shall have no recourse with respect to an Agreement Dispute in any Action, state or federal judicial court, administrative proceeding or under any applicable Law and (ii) the negotiation process and limited right to arbitration that are provided in this ARTICLE IX are the exclusive methods of dispute resolution for all Agreement Disputes that may be instituted by any Party (or any member of its Group).
          (g) If a Party to a Dispute Notice (or a member of its Group) (i) is a party to a judicial, bankruptcy or administrative proceeding initiated by another Person and (ii) must either assert a counterclaim or crossclaim against another Party (or member of its Group) involved in an Agreement Dispute or, under applicable Law, have its rights or claims asserted in Agreement Dispute precluded, Liability under the Agreement Dispute established or a title asserted in the Agreement Dispute not fully adjudicated, then the Party (or member of its Group) in that proceeding so joined in the proceeding may assert the counterclaim or crossclaim against that Party (or member of its Group) if that Party (or member of its Group) is already a party to the proceeding, provided that the amount in controversy under the claim, counterclaim or crossclaim is $100,000 or more. If a Party could otherwise assert the claim, counterclaim or crossclaim but for the fact the other Party or Parties (or members of the respective Groups) are not joined in proceeding, that Party may join each of the other Parties (or members of its respective Group), provided that each Party (or member of its respective Group) to be joined is a person to be joined if feasible under the Texas Rules of Civil Procedure, Federal Rules of Civil Procedure or any other rules of civil procedure applicable to the proceeding. No Agreement Dispute that is the subject of a counterclaim or crossclaim permitted under this Section 9.1(g) may be submitted to arbitration unless or until such counterclaim or crossclaim is dismissed without prejudice by a final order or judgment, not subject to appeal. If an Agreement Dispute is the subject of arbitration proceeding under Section 9.2, then the matter of the potentially conflicting proceedings shall be submitted to the arbitral tribunal to resolve the conflict under applicable Law.
          (h) An Agreement Dispute may include any matter for which declaratory relief would be available under the Texas Uniform Declaratory Judgment Act or the Federal Declaratory Judgment Act (collectively, the “DJAs”), but an Agreement Dispute may not include matters that are merely theoretical disputes and are not real and substantial controversies involving a genuine justifiable conflict of tangible interests. If the Agreement Dispute is a matter for which declaratory relief would be available under the DJAs, then the Parties involved in the Agreement Dispute shall make good faith estimates in the Dispute Notice and response(s) thereto of the amount that would be in controversy if the matter were deferred until a breach of contract occurred or other action under another Law accrued that is directly related to the matter for which the declaratory relief is sought. The good faith estimates shall be the amounts in controversy for the purposes of applying the provisions of this ARTICLE IX. All statements of amounts in controversy included in any Dispute Notice or response thereto shall be limited to damages that may be awarded in an arbitration under Section 9.9 herein. Any damages not permitted to be included as amounts in controversy in the Dispute Notice or any response to the Dispute Notice shall be disregarded by the arbitral tribunal for all purposes of this ARTICLE IX.
          (i) If arbitration proceedings are properly initiated pursuant to Section 9.2 within 180 days following receipt of the Dispute Notice, then any applicable statute of limitations, period of repose, or other time limitation for initiating an Action imposed by statute or agreement shall be tolled for the period from the date the Dispute Notice is received until the earlier of (i) the date the notice initiating arbitration for that matter is effective or (ii) a permitted judicial proceeding requesting relief permitted under Section 9.7 is filed in a court of competent jurisdiction or (iii) 181 days following the receipt of the Dispute Notice. Further, no defense of laches or other similar defense under common law or in equity shall be asserted based upon the failure to initiate any proceeding during the period that limitations is tolled under this Section 9.1(b). Nothing in this provision shall prevent tolling of limitations under any statute, administrative rule or other applicable doctrine of Law. Proper referral of an issue to the Contingent Claim Committee under Section 6.4 shall be deemed the giving of Dispute Notice for the purposes of tolling limitations under this Section 9.1(i). If the filing of a lawsuit would toll the running of limitations under a Law that is applicable to an Agreement Dispute, then regardless of whether initiating arbitration proceedings tolls the running of a limitations period under that Law, the Parties agree that such limitations period shall be tolled from the date the arbitration is initiated until an arbitration award is made or the arbitration proceeding is dismissed by the arbitral tribunal. Nothing in ARTICLE IX precludes the parties to an Agreement Dispute extending or tolling the limitations period by written agreement.

          (j) Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any arbitration, but shall be considered as to have been disclosed for settlement purposes.
          Section 9.2 Arbitration. For any Agreement Dispute that is ripe for arbitration under Section 9.1 or Section 6.4, the Parties agree that upon a Party involved in the Agreement Dispute initiating an arbitration proceeding, such Agreement Dispute shall be determined by arbitration in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) Rules for Non-Administered Arbitration then in effect, except as modified herein (the “Rules”). Any Party may initiate arbitration of such an Agreement Dispute by giving notice of arbitration in accordance with the Rules. The number of arbitrators shall be one (i) for any Arbitration Dispute referred from the Contingent Claim Committee and (ii) for any other Agreement Dispute in which the aggregate amount in controversy, dispute or claim (or any series of related controversies, disputes or claims) under an Agreement Dispute, as set forth both in the Dispute Notice and in any applicable response, is less than $10,000,000. For all other Agreement Disputes, the number of arbitrators shall be three. The arbitration hearing shall be held and the award shall be issued in the City of Austin, Texas. Individual hearings may be held at any other location to which the parties agree and a telephonic hearing under a procedure determined by the arbitral tribunal.
          Section 9.3 Selection of Arbitrator(s).
          (a) Only licensed attorneys at Law qualified to serve as an arbitrator by experience in the practice of Law and by experience as an arbitrator shall be included on any list of candidates provided by or to the CPR, provided that for issues referred from the Contingent Claim Committee, a certified public accountant qualified to serve as an arbitrator by experience in the practice of public accounting and by experience as an arbitrator also may be included on any list of candidates provided by CPR.
          (b) If one arbitrator is to determine the Agreement Dispute, the Parties shall attempt to agree upon a qualified individual to serve as arbitrator from the list attached as Schedule 9.3(c) (as such schedule may be updated from time to time). If the Parties are unable to agree jointly on an arbitrator within 20 days of the receipt by respondent of the notice of arbitration, then the arbitrator shall be selected and appointed in accordance with Rule 6 of the Rules.
          (c) If three arbitrators are to hear the Agreement Dispute, and if there are only two Parties to the arbitration, each Party shall appoint its arbitrator from the list attached as Schedule 9.3(c) within 20 days of receipt by respondent of a copy of the notice of arbitration. The two party-appointed arbitrators shall have 20 days from the appointment of the second arbitrator to agree on a third arbitrator from the persons named on Schedule 9.3(c) who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties shall be appointed in accordance with Rule 6 of the Rules. If there are more than two parties to the arbitration, all three arbitrators shall be appointed using the screened appointment process provided by Rule 5.4 of the Rules and CPR shall designate the chair from the three arbitrators so appointed. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint such arbitrator shall promptly appoint a successor. If a Party objects to an arbitrator, CPR shall decide whether such objection is valid and whether the challenged arbitrator shall be removed. The date that the arbitral tribunal is appointed shall be the date the last arbitrator required to complete the tribunal accepts a valid offer to act as an arbitrator in the matter to be arbitrated.
          Section 9.4 Arbitration Procedures.
          (a) Subject to the provisions of Section 9.4(b), Rule 9 of the Rules shall govern in the arbitration procedure and Rule 12 of the Rules shall govern the submission of evidence and evidentiary hearings. The arbitral tribunal shall initially determine whether to attempt to resolve the dispute based solely on pleadings, sworn statements and other written materials without the need for a live evidentiary hearing. In the event the arbitral tribunal determines to resolve the dispute based solely upon the submission of written materials, and if the arbitral tribunal determines that oral argument is beneficial to its understanding of the issues, oral argument may be conducted based on the written submissions. Any oral argument to be conducted shall be held, if practicable, no later than 150 days following appointment of the arbitral tribunal. In the event the arbitral tribunal determines that live evidentiary hearings are necessary for the proper resolution of the dispute, a live evidentiary hearing shall be conducted. Any live evidentiary hearing to be conducted shall be held, if practicable, no later than 180 days following appointment of the arbitral tribunal.
          (b) Any Party may request oral argument or a live evidentiary hearing and the arbitrators shall consider whether the request states good cause to hear oral argument or to conduct a live evidentiary hearing and act accordingly upon such request. If $10 million or more is in controversy, the request of any Party for oral argument shall be granted. If $20 million or more is in controversy, the request of any Party for a live evidentiary hearing shall be granted.
          (c) Any controversy concerning the jurisdiction of the arbitral tribunal, whether an Agreement Dispute is arbitrable, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this ARTICLE IX shall be determined by the arbitral tribunal.
          (d) In resolving any Agreement Dispute, the Parties intend and agree that the arbitral tribunal shall apply the substantive Laws of the State of Texas, and, to the extent applicable, federal law, without regard to any choice of law principles thereof that would mandate the application of the Laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitral tribunal shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction over any party or any of its Assets.
          Section 9.5 Discovery.
          (a) Subject to the provisions of this Section 9.5, Rule 11 of the Rules shall apply to discovery in the arbitration procedure, except that the arbitral tribunal, consistent with the expedited nature of arbitration, may permit limited document discovery and no more than three depositions per party to the arbitration of no more than eight hours each, provided that if more than $10 million is in controversy, the arbitrators may provide for additional document discovery, limited written interrogatories and depositions upon request.
          (b) At least 30 days prior to any written submission date or live evidentiary hearing, each party to the arbitration shall provide the other parties to the arbitration with copies of all documents on which the producing party may rely in support of a claim or defense or which are relevant to the issues raised in the Agreement Dispute, including any expert reports of experts who may testify. At least three (3) days prior to any hearing, each party to the arbitration shall provide the other parties to the arbitration with a list of all exhibits that the party to the arbitration may offer into evidence in support of its case and a copy of any exhibit not previously produced. Failure to produce timely a document or exhibit without good cause shall be grounds for exclusion of the document or exhibit, provided that a party to the arbitration may introduce documents and exhibits illustrative of testimony as rebuttal exhibits in response to evidence of another party to the arbitration that were not listed as exhibits.
          (c) All discovery, if any, shall, if practicable, be completed within 90 days following the appointment of the arbitral tribunal. The arbitral tribunal shall preside and rule on any discovery disputes including confidentiality and privilege issues. Adherence to formal rules of evidence shall not be required and the arbitral tribunal shall consider any evidence and testimony that the arbitral tribunal determine to be relevant and of a type that a reasonably prudent person would commonly rely upon in the conduct of his affairs, subject to and in accordance with the Rules and procedures that the arbitral tribunal determine to be appropriate.
          Section 9.6 Confidentiality of Proceedings. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award, provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this agreement to arbitrate or any arbitral award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or Governmental Entity. To the extent such matters must be disclosed in such proceedings or otherwise, the Parties shall file all materials under seal to the extent permitted by applicable Law and shall file such motions for orders of the Court as may be required to file materials under seal or shall request confidential treatment of all materials.
          Section 9.7 Pre-Hearing Procedure and Disposition. Nothing contained herein is intended to or shall be construed to prevent any Party, or one of its Subsidiaries from applying to any court of competent jurisdiction in Travis County, Texas, for (i) interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes prior to the appointment of the arbitral tribunal, or (ii) to compel a Party or one of its Subsidiaries to arbitrate any Agreement Dispute or to require witnesses to obey subpoenas issued by the arbitral tribunal or otherwise in aid of arbitration. For this purpose all Parties agree for themselves and for each member of their respective Group to submit to the jurisdiction of any state or federal court sitting in Travis County, Texas with jurisdiction over the subject matter of the dispute. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to an arbitration to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to an arbitration to respect the tribunal’s orders to that effect. The Parties agree to accept and honor any orders relating to interim or provisional remedies that are issued by the arbitral tribunal and agree that any such interim order or remedy may be enforced, as necessary, in any federal or state court of competent jurisdiction in Travis County, Texas.
          Section 9.8 Continuity of Service and Performance. During the course of dispute resolution pursuant to the provisions of this ARTICLE IX, the Parties and their respective Subsidiaries will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not subject to such dispute resolution.
          Section 9.9 Awards. The arbitral tribunal shall make an award and issue a reasoned opinion in writing setting forth the basis for such award within 30 days following the final submission of all written materials in support of and in opposition to any claim, or if there is a live evidentiary hearing, within 30 days of such hearing. The arbitral tribunal shall be entitled, if appropriate, to award any remedy in such proceedings that is permitted under this Agreement and applicable Law, including monetary damages, attorney’s fees as provided by Law, specific performance and other forms of legal and equitable relief. The Parties for themselves and their respective Subsidiaries hereby waive any claim to exemplary, punitive, multiple or similar damages in excess of compensatory damages, except as may be expressly required by statute or as necessary to indemnify a Party or one of its Subsidiaries for a Third Party Claim and the arbitral tribunal is not empowered to and shall not award such damages. Any final award must provide that the Person against whom an award is issued shall comply with the order within a specified period of time, not to exceed 30 days.
          Section 9.10 Costs. If any Party (or any of its Subsidiaries) attempts, unsuccessfully, to prevent an Agreement Dispute from being arbitrated, such Party shall reimburse the prevailing party for all costs incurred in compelling arbitration. Except as otherwise may be provided in this Agreement or in any Ancillary Agreement, the arbitral tribunal may apportion the costs of arbitration between or among the Parties in such a manner as the arbitral tribunal deem reasonable, taking into account the facts and circumstances of the case.
          Section 9.11 Adherence to Time Limits. In accepting appointment, an arbitrator shall commit that his or her schedule permits him or her to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Agreement Dispute within the time periods set by this Agreement and by the Rules. Any time limits set out in this ARTICLE IX or in the Rules may be modified upon written agreement of the parties to the arbitration and the arbitral tribunal or by order of the arbitral tribunal for good cause shown. Any failure of the arbitral tribunal to comply with such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

          Section 9.12 Exclusive Remedy; Limitation on Actions. The Parties agree that indemnification under Article VII is the exclusive remedy for Indemnifiable Losses incurred by an Indemnitee, except for such indemnification or warranty rights as the Indemnitee may have under an Ancillary Agreement. Notwithstanding any other provision of this Agreement to the contrary, if a Party (including any member of that Party’s Group) does not commence an Action within the applicable period to commence the Action set forth in this Section 9.12 (i) to recover Indemnified Losses under an accrued cause of action or (ii) to the extent available, to recover damages that are not Indemnified Losses or for other relief under any cause of action not within the scope of the indemnification in ARTICLE VII or an Ancillary Agreement, then all Persons against whom such causes of Action must be asserted, if feasible, shall be discharged from liability under that accrued cause of action. No Action shall be commenced (including the dispute resolution procedures set forth in this ARTICLE IX):
          (a) by an Indemnitee against an Indemnifying Party or any of their respective Affiliates more than 12 months after the Indemnitee acquires knowledge of the facts giving rise to its right to indemnification under ARTICLE VII and a claim for indemnification has accrued under applicable Law, and
          (b) by a Party (or member of its Group) against another Party (or member of its Group) asserting any claim arising from breach of any obligation of such other Party (or member of its Group) under this Agreement more than 12 months after such first Party (or member of its Group) acquires knowledge of such breach, provided, however, regardless of such first Party’s (including members of its Group) knowledge of the facts giving rise to its claim based on a breach of this Agreement, no Action shall be commenced by such first Party (or member of its Group) against the other Party (or member of its Group) more than 36 months after the occurrence of the initial event giving rise to such claim for such breach.
ARTICLE X
INSURANCE
          Section 10.1 Policies and Rights Included Within Assets.
          (a) The Real Estate Assets shall include (i) the Real Estate Policies and (ii) any and all rights of any member of the Forestar Group under each of the Real Estate Shared Policies, subject to the terms of such Real Estate Shared Policies and any limitations or obligations of any member of the Forestar Group contemplated by this ARTICLE X. The rights under the Real Estate Shared Policies allocated under this provision specifically include rights of indemnity and the right to be defended by or at the expense of the insurer: (i) with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred prior to the Forestar Distribution Date by any Person in or in connection with the conduct of the Real Estate Business and (ii) any other claim made against Forestar or any of its Subsidiaries that may arise out of an insured or insurable occurrence or wrongful act covered under one or more of such Real Estate Shared Policies. Nothing in this provision shall be deemed to constitute (or to reflect) an assignment of the Real Estate Shared Policies, or any of them, to any member of the Forestar Group.

          (b) The Financial Services Assets shall include (i) the Financial Services Policies and (ii) any and all rights of any member of the Guaranty Group under each of the Financial Services Shared Policies, subject to the terms of such Financial Services Shared Policies and any limitations or obligations of any members of the Guaranty Group contemplated by this ARTICLE X. The rights under the Financial Services Shared Policies allocated under this provision specifically include rights of indemnity and the right to be defended by or at the expense of the insurer: (i) with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred prior to the Guaranty Distribution Date by any Person in or in connection with the conduct of the Financial Services Business and (ii) any other claim made against Guaranty or any of its Subsidiaries that may arise out of an insured or insurable occurrence or wrongful act covered under one or more of such Financial Services Shared Policies. Nothing in this clause shall be deemed to constitute (or to reflect) an assignment of the Financial Services Shared Policies, or any of them, to any member of the Guaranty Group.
          (c) The Retained Assets shall include (i) the Retained Policies and (ii) any and all rights of any member of the Temple-Inland Group under each of the Temple-Inland Shared Policies, subject to the terms of such Temple-Inland Shared Policies and any limitations or obligations of the Temple-Inland Group contemplated by this ARTICLE X. The rights under the Temple-Inland Shared Policies allocated by this provision specifically include rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred prior to the Relevant Time by any Person in or in connection with the conduct of the Retained Business; and (ii) any other claim made against Temple-Inland Group or any of its Subsidiaries that may arise out of an insured or insurable occurrence or wrongful act under one or more of such Temple-Inland Shared Policies.
          Section 10.2 Claims Made Tail Policies.
          (a) Temple-Inland shall secure directors and officers liability insurance policies having total limits of $175 million, consisting of $100 million of traditional A/B/C coverage and $75 million in side A DIC coverage and having an effective date on the Final Distribution Date and ending on a date that is six years after the effective date (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be prepaid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies (i) shall cover all Persons insured by those policies comprising the Temple-Inland directors and officers liability insurance program that began on September 30, 2007, and (ii) shall have material terms and conditions no less favorable than those contained in the September 30, 2007 policies, except for the policy period, premium and provisions excluding coverage for wrongful acts postdating the Final Distribution Date. Temple-Inland shall provide Forestar and Guaranty with copies of the D&O Tail Policies within a reasonable time after the D&O Tail Policies are issued.
          (b) Temple-Inland shall secure fiduciary liability insurance policies having total limits of $55 million and having an effective date on the Final Distribution Date and ending on a date that is six years after the effective date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies (i) shall cover all Persons insured by those policies comprising the Temple-Inland fiduciary liability insurance program commencing on September 30, 2007, and (ii) shall have material terms and conditions no less favorable than those contained in the September

30, 2007 policies, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Final Distribution Date. Temple-Inland shall provide Forestar and Guaranty with copies of the Fiduciary Tail Policies within a reasonable time after the Fiduciary Tail Policies are issued.
          (c) With respect to any D&O Tail Policies and any Fiduciary Tail Policies secured under Section 10.2(a) and Section 10.2(b), respectively, the associated premiums incurred shall be apportioned amongst the Parties in the same proportion that each respective Party’s revenue for the fiscal year 2007 bears in proportion to the sum total of all the Parties’ revenue for that period, using methods consistent with prior practices.
          (d) To the extent that Temple-Inland is unable prior to the Final Distribution Date to obtain any of the policies as provided for in paragraphs (a) and (b) of this Section 10.2, then, with respect to claims based on wrongful acts on or before the Final Distribution Date, Temple-Inland shall use commercially reasonable efforts to secure alternative insurance arrangements on applicable stand alone insurance policies for Forestar and Guaranty to provide benefits on terms and conditions (including policy limits) in favor of Forestar and Guaranty and the other Persons to be insured no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a) and (b) of this Section 10.2. With respect to such alternative insurance arrangements, Temple-Inland, Forestar and Guaranty shall be responsible for the premium and any other costs under their applicable stand alone insurance policies. Temple-Inland shall not under any circumstances purchase any such alternative coverage containing an exclusion for claims based on wrongful acts up to and including the Final Distribution Date to the extent such exclusion would preclude coverage for Forestar, Guaranty and other Persons to be insured under the stand alone policies, if Temple-Inland has obtained substantially similar tail-risk insurance coverage for itself on a stand alone basis without that exclusion.
          (e) With respect to the D&O Tail Policies and Fiduciary Tail Policies, Temple-Inland, Forestar and Guaranty shall be severally responsible for bearing the full amount of any premium adjustments, deposits, cash collateral, deductibles, co-payments and/or any claims, costs and expenses that are not covered under or are required by such insurance policies, to the extent attributable to claims against each or reasonably allocated to each using methods consistent with prior practices.
          Section 10.3 Occurrence Based Policies.
          (a) With respect to the occurrence-based Shared Policies which include workers’ compensation/employer’s liability, automobile liability, aircraft liability, general liability and applicable coverage under the excess/umbrella liability insurance, for claims against any member of the Forestar Group that occur prior to the Forestar Distribution Date, Temple-Inland will continue to provide the Forestar Group with access to such Shared Policies.
          (b) With respect to the occurrence-based Shared Policies which include workers’ compensation/employer’s liability, automobile liability, aircraft liability, general liability and applicable coverage under the excess/umbrella liability insurance, for claims against any member of the Guaranty Group that occur prior to the Guaranty Distribution Date, Temple-Inland will continue to provide the Guaranty Group with access to such Shared Policies.

          (c) Temple-Inland shall reasonably cooperate with the Forestar Group and the Guaranty Group and take commercially reasonable actions as may be necessary or advisable to assist the Forestar Group and the Guaranty Group in submitting such claims to which such occurrence-based Shared Policies are responsive; provided, that Forestar and Guaranty shall be responsible for any premium adjustments, deductibles, deposits, cash collateral or co-payments legally due and owing or required relating to such claims and Temple-Inland shall not be required to maintain such occurrence-based Shared Policies beyond their current terms.
          Section 10.4 Administration; Other Matters.
          (a) Administration. Except as otherwise provided in Section 10.3 hereof, from and after the Effective Time, Temple-Inland shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration of the Shared Policies with respect to Retained Business Liabilities, Real Estate Liabilities and Financial Services Liabilities; provided, that the retention of such responsibilities by Temple-Inland is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under the Shared Policies as contemplated by the terms of this Agreement; and provided, further, that Temple-Inland’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party (or member of its Group) submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such Party (or member of its Group’s) authority to settle any such Insured Claim within any period permitted or required by the relevant policy. Temple-Inland may discharge its administrative responsibilities under this Section 10.4 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs including defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of Temple-Inland related to Claims Administration and Insurance Administration are not covered under such Shared Policies. In the absence of another agreed arrangement for a claim or particular claims, Temple-Inland shall determine and invoice the costs to be paid by Guaranty or by Forestar using commercially reasonable methods consistently applied. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.
          (b) Exceeding Policy Limits. Where Retained Liabilities, Real Estate Liabilities, and/or Financial Services Liabilities, as applicable, are specifically covered under the same Shared Policy for periods prior to the Final Distribution Date, or where such Shared Policies cover claims made after the Final Distribution Date with respect to an occurrence or wrongful act wholly prior to the Final Distribution Date, then from and after the Final Distribution Date, a member of the Temple-Inland Group, the Forestar Group and/or the Guaranty Group, as applicable, may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 10.2, Section 10.3 or Section 10.4(c) hereof), subject to the terms of this Section 10.4. Except as set forth in this Section 10.4, Temple-Inland, Forestar and Guaranty shall not be liable to one another for claims not reimbursed by insurers for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Temple-Inland, Forestar and Guaranty, or any member of their respective Groups, or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any Party’s liability to any Indemnitee for indemnification pursuant to ARTICLE VII.
          (c) Allocation of Insurance Proceeds. Except as otherwise provided in Section 10.3, and where not in conflict with or prohibited by specific insurance policy conditions, Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to or on behalf of Temple-Inland, which shall thereafter administer the Shared Policies by paying the Insurance Proceeds, as appropriate, to Temple-Inland with respect to Retained Business Liabilities, to Forestar with respect to Real Estate Liabilities and to Guaranty with respect to Financial Services Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Shared Policies will be made by Temple-Inland to the appropriate Party upon receipt from the insurance carrier. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims by members of two or more Groups, the relevant Parties agree to allocate the Insurance Proceeds received for those Insured Claims based upon each relevant Group’s respective percentage of the total of their bona fide claims which were covered under such Shared Policy (their “Allocable Portion of Insurance Proceeds”), and any Party who has received Insurance Proceeds in excess of such Party’s Allocable Portion of Insurance Proceeds shall pay to the other Party or Parties the appropriate amount so that each Party will have received its Allocable Portion of Insurance Proceeds pursuant hereto. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.
          (d) Allocation of Aggregate Deductibles. In the event that two or more Groups have members with bona fide claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the deductible paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “Allocable Share of the Deductible”), and any Party who has paid more than such Allocable Share of the Deductible shall be entitled to receive from any other Party or Parties an appropriate amount so that each Party has borne its Allocable Share of the Deductible pursuant hereto.
          (e) Effective as of the applicable Distribution Date, the Forestar Group and the Guaranty Group shall be responsible for the full amount of the deductible for workers’ compensation, general liability and automobile liability claims as set forth in Schedule 10.4(c).
          (f) Other. With respect to all other Shared Policies, for claims that occur prior to their respective Distribution Dates, Forestar and Guaranty shall be severally responsible for bearing the full amount of any premium adjustments, deposits, cash collateral, deductible, co-payments and/or any claims, costs and expenses that are not covered under or are required by such insurance policies, to the extent attributable to claims against each or reasonably allocated to each using methods consistent with prior practices.

          Section 10.5 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims by members of more than one Group exist relating to the same occurrence, the relevant Parties shall jointly defend to the extent permitted by applicable Law and rules of professional responsibility applicable to legal counsel for the defense. Nothing in this Section 10.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.
          Section 10.6 Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.
          Section 10.7 Certain Matters Relating to Temple-Inland’s Organizational Documents. For a period of six years from the Final Distribution Date, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Temple-Inland shall contain provisions no less favorable with respect to indemnification that are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Temple-Inland immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the applicable Relevant Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the applicable Relevant Time, were directors, officers, employees, fiduciaries or agents of any member of Temple-Inland, Forestar or the Guaranty Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.
ARTICLE XI
MISCELLANEOUS
          Section 11.1 Complete Agreement; Construction. This Agreement, including its Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, courses of dealing and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control; provided, that, subject to Section 2.12(e), with respect to any Conveyancing and Assumption Instrument, this Agreement shall control, unless specifically stated otherwise in such Conveyancing and Assumption Instrument.
          Section 11.2 Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

          Section 11.3 Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.
          Section 11.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
          Section 11.5 Expenses.
          (a) Except as otherwise expressly provided (i) in this Agreement (including paragraphs (b), (c) and (d) of this Section 11.5) or (ii) in any Ancillary Agreement, the Parties agree that all out-of-pocket fees and expenses (including the costs to obtain or the economic effect of any Consents) incurred and directly related to the transactions contemplated hereby, including any Liability incurred following the Plan of Separation as a result of the consummation of the Plan of Separation, shall be borne and paid by the Person incurring such cost or Liability.
          (b) Each of the Parties shall be responsible for payment of their respective outside advisors for all work performed, whether in connection with the Plan of Separation or otherwise, prior to, on or after the Effective Time, provided, however, that Temple-Inland shall pay all fees earned, and all costs and expenses incurred, prior to the Final Distribution Date directly related to the Plan of Separation by the entities listed or described on Schedule 11.5(b) and payable to such entities.
          (c) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.9, the Parties agree that such expenses incurred prior to and up to the date that is 24 months after the Relevant Time shall be borne and paid by the Party incurring such expense in complying with such request; it being understood that no Party shall be obliged to incur any third-party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, following the 24 month anniversary of the Relevant Time, the requesting Party shall be responsible for the other Party’s internal fees, costs and expenses (e.g., salaries of personnel) incurred in complying with such request.
          Section 11.6 Notices All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been given on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party or Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):
To Temple-Inland:
Temple-Inland Inc.
1300 MoPac Expressway South
Austin, Texas 78746
Attn: General Counsel
Facsimile: (512) 434-8051
To Forestar:
Forestar Real Estate Group Inc.
1300 MoPac Expressway South
Austin, Texas 78746
Attn: General Counsel
Facsimile: (512) 434-5780
To Guaranty:
Guaranty Financial Group Inc.
8333 Douglas Avenue
Dallas, Texas 75225
Attn: General Counsel
Facsimile: (214) 360-1908
          Section 11.7 Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any Consent required or permitted to be given by any Party to another Party or Parties under this Agreement shall be in writing and signed by the Party giving such Consent.
          Section 11.8 Amendments. Subject to the terms of Section 11.11, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
          Section 11.9 Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written Consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such Consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.
          Section 11.10 Successors and Assigns. Subject to Section 11.9, the provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
          Section 11.11 Certain Termination and Amendment Rights. This Agreement (including ARTICLE VII hereof) may be terminated and each Distribution may be amended, modified or abandoned at any time prior to the earlier of the Forestar Distribution Date or the Guaranty Distribution Date by and in the sole discretion of Temple-Inland without the approval of Forestar or Guaranty or the stockholders of Temple-Inland. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the earlier of the Forestar Distribution Date and Guaranty Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by Temple-Inland, Forestar and Guaranty. Notwithstanding the foregoing, ARTICLE VII shall not be terminated or amended after the Effective Time in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person. Notwithstanding the foregoing, this Agreement may be terminated or amended as among any Parties that remain Affiliates, so long as such amendment does not adversely affect any Party that is no longer an Affiliate, in which case, only with the Consent of such Party.
          Section 11.12 Payment Terms.
          (a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefore and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
          (b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to the then effective Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
          Section 11.13 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to ARTICLE VII).

          Section 11.14 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Relevant Time. The Parties acknowledge that certain actions, agreements and obligations that certain of their Affiliates and Subsidiaries may be required to perform in connection with the performance of the Parties’ obligations under this Agreement or any Ancillary Agreement may require Governmental Approval by Governmental Entities under applicable Law, and therefore agree that performance of such actions, agreements and obligations is subject to the receipt of all such necessary Governmental Approvals, which approvals each Party shall, and shall cause the members of its respective Group to, use its commercially reasonable efforts to obtain.
          Section 11.15 Third Party Beneficiaries. Except (i) as provided in ARTICLE VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein (ii) as provided in Section 10.2 relating to insured persons and Section 10.7 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
          Section 11.16 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          Section 11.17 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
          Section 11.18 Closing. The closing and consummation of the transactions contemplated by this Agreement to occur prior to or at the Forestar Distribution Date and the Guaranty Distribution Date, as applicable, shall take place at the offices of Temple-Inland, 1300 MoPac Expressway South, Austin, Texas 78746.
          Section 11.19 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the State of Texas.
          Section 11.20 Consent to Jurisdiction. Subject to the provisions of ARTICLE IX herein, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the District Court of the State of Texas for Travis County, and (b) the United States District Court for the Western District of Texas, Austin Division (the “Texas Courts”), for the purposes of any suit, Action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with ARTICLE IX or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Texas Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail or receipted courier service to such Party’s respective address set forth in Section 11.6 shall be effective service of process for any Action, suit or proceeding in the Texas Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.20. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Texas Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          Section 11.21 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with ARTICLE IX, (ii) provisional or temporary injunctive relief in accordance therewith in any Texas Court, and (iii) enforcement of any such award of an arbitral tribunal or a Texas Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.
          Section 11.22 Waiver of Jury Trial. Subject to ARTICLE IX and Sections 11.20 and 11.21 herein, each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any court proceeding contemplated by Section 11.20 of this Agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.22.
          Section 11.23 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          Section 11.24 Force Majeure. No Party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure (as defined in Section 1.1(53). A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

          Section 11.25 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
          Section 11.26 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of Law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

TEMPLE-INLAND INC.

By Name:	/s/ Doyle R. Simons Doyle R. Simons
Title:	Executive Vice President
Date:	December 11, 2007

FORESTAR REAL ESTATE GROUP INC.

By Name:	/s/ James M. DeCosmo James M. DeCosmo
Title:	President and CEO
Date:	December 11, 2007

GUARANTY FINANCIAL GROUP INC.

By Name:	/s/ Michael D. Calcote Michael D. Calcote
Title:	Executive Vice President and Treasurer
Date:	December 11, 2007